Exhibit 10.89

Execution Copy

$490,000,000

CREDIT AGREEMENT

among

WORLDSPAN TECHNOLOGIES INC.,

WS HOLDINGS LLC,

WORLDSPAN, L.P.,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

J.P. MORGAN SECURITIES INC.,
as Joint Advisor, Joint Lead Arranger and Joint Book-Runner,

UBS SECURITIES LLC,
as Syndication Agent, Joint Advisor, Joint Lead Arranger and Joint Book-Runner,

LEHMAN BROTHERS INC.,
as Joint Lead Arranger and Joint Book-Runner,

LEHMAN COMMERCIAL PAPER INC.,
as Documentation Agent

DEUTSCHE BANK SECURITIES INC.,
and GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arrangers and Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of February 11, 2005

i

4.11	Federal Regulations	45
4.12	Labor Matters	45
4.13	ERISA	46
4.14	Investment Company Act; Other Regulations	46
4.15	Subsidiaries	46
4.16	Use of Proceeds	46
4.17	Environmental Matters	46
4.18	Accuracy of Information, etc.	47
4.19	Security Documents	48
4.20	Solvency	49
4.21	Senior Indebtedness	49
4.22	Insurance	49
4.23	Operating Documentation	49
4.24	Real Estate	49
4.25	Permits	49
4.26	Immaterial Subsidiaries	50
SECTION 5. CONDITIONS PRECEDENT		50
5.1	Conditions to Initial Extension of Credit	50
5.2	Conditions to Each Extension of Credit	53
5.3	Conditions to Extension of Credit on Delayed Funding Date	54
SECTION 6. AFFIRMATIVE COVENANTS		54
6.1	Financial Statements	54
6.2	Certificates; Other Information	55
6.3	Payment of Obligations	57
6.4	Conduct of Business and Maintenance of Existence, etc.	57
6.5	Maintenance of Property; Leases; Insurance	57
6.6	Inspection of Property; Books and Records; Discussions	58
6.7	Notices	58
6.8	Environmental Laws	59
6.9	Additional Collateral, etc	59
6.10	Use of Proceeds	61
6.11	ERISA Documents	61
6.12	Further Assurances	62
6.13	Immaterial Subsidiaries	62
6.14	Post Closing Matters	62
SECTION 7. NEGATIVE COVENANTS		63
7.1	Financial Condition Covenants.	63
7.2	Limitation on Indebtedness	64
7.3	Limitation on Liens	66
7.4	Limitation on Fundamental Changes	67
7.5	Limitation on Disposition of Property	68
7.6	Limitation on Restricted Payments	68
7.7	Limitation on Capital Expenditures	69
7.8	Limitation on Investments	69
7.9	Limitation on Optional Payments and Modifications of Indebtedness	70
7.10	Limitation on Transactions with Affiliates	70
7.11	Limitation on Sales and Leasebacks	71
7.12	Limitation on Changes in Fiscal Periods	71
7.13	Limitation on Negative Pledge Clauses	71
7.14	Limitation on Restrictions on Subsidiary Distributions, etc	71
7.15	Limitation on Lines of Business	72

7.16	Limitation on Amendments to Operating Documentation	72
7.17	Limitation on Activities of WTI and LP	72
7.18	Limitation on Hedge Agreements	72
7.19	Partnerships and Joint Ventures	72
7.20	Subordination Agreements	73
SECTION 8. EVENTS OF DEFAULT		73
SECTION 9. THE AGENTS; THE ARRANGERS		76
9.1	Appointment	76
9.2	Delegation of Duties	77
9.3	Exculpatory Provisions	77
9.4	Reliance by Agents	77
9.5	Notice of Default	77
9.6	Non-Reliance on Agents and Other Lenders	78
9.7	Indemnification	78
9.8	Arrangers and Agents in Their Individual Capacities	78
9.9	Successor Agents	79
9.10	Authorization to Release Liens	79
9.11	The Arrangers; the Syndication Agent; the Documentation Agents	79
9.12	Withholding Tax	79
SECTION 10. MISCELLANEOUS		80
10.1	Amendments and Waivers	80
10.2	Notices	81
10.3	No Waiver; Cumulative Remedies	82
10.4	Survival of Representations and Warranties	82
10.5	Payment of Expenses	82
10.6	Successors and Assigns; Participations and Assignments	84
10.7	Adjustments; Set-off	86
10.8	Certain Undertakings with Respect to Securitization Subsidiaries.	86
10.9	Counterparts	87
10.10	Severability	87
10.11	Integration	87
10.12	GOVERNING LAW	87
10.13	Submission To Jurisdiction; Waivers	87
10.14	Suretyship Waivers	88
10.15	Acknowledgments	88
10.16	Confidentiality	88
10.17	Release of Collateral and Guarantee Obligations	89
10.18	Accounting Changes	89
10.19	Delivery of Lender Addenda	89
10.20	Construction	89
10.21	WAIVERS OF JURY TRIAL	89
10.22	JPMorgan Chase Bank, N.A. Direct Website Communications.	90
10.23	USA PATRIOT Act.	90

SCHEDULES:
1.1(a)	Immaterial Subsidiaries
4.4	Consents, Authorizations, Filings and Notices
4.9(b)	Trademarks, Service Marks and Trade Names
4.9(c)	Patents
4.9(d)	Copyrights
4.9(e)	Intellectual Property Licenses
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions—Collateral
4.19(a)-2	UCC Financing Statements to Remain on File
4.19(a)-3	UCC Financing Statements to be Terminated
4.19(b)	Mortgage Recording Jurisdictions
4.19(c)	UCC Filing Jurisdictions—Intellectual Property Collateral
4.23	Transaction Documentation
4.24	Real Estate
5.3(b)(i)	WTI Note Term Sheet
6.14(a)	Consents to Assignment
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Dechert LLP
E-2	Form of Legal Opinion of Jeffrey Smith, General Counsel of the Borrower
E-3	Form of Legal Opinion of Nick Formisano, In-house Counsel of the Borrower
F-1	Form of Term Note
F-2	Form of Revolving Credit Note
F-3	Form of Swing Line Note
G	Form of Intercreditor Agreement
H	Form of Exemption Certificate
I	Form of Lender Addendum
J	Form of Solvency Certificate
K	Form of Subordinated Intercompany Note
L	Form of Notice of Borrowing

        CREDIT AGREEMENT, dated as of February 11, 2005, among WORLDSPAN TECHNOLOGIES INC., a Delaware corporation ("WTI"), WS HOLDINGS LLC, a Delaware limited liability company ("LP"), WORLDSPAN, L.P., a Delaware limited partnership (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), J.P. MORGAN SECURITIES INC. and UBS SECURITIES LLC, as joint advisors, J.P. MORGAN SECURITIES INC., UBS SECURITIES LLC and LEHMAN BROTHERS INC., as joint book-runners, J.P. MORGAN SECURITIES INC., UBS SECURITIES LLC, LEHMAN BROTHERS INC., DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers (collectively, the "Arrangers"), UBS SECURITIES LLC, as syndication agent (in such capacity, the "Syndication Agent"), LEHMAN COMMERCIAL PAPER INC., DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as documentation agents (in such capacities, the "Documentation Agents"), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the "Administrative Agent").

W I T N E S S E T H:

        WHEREAS, WTI is a Wholly Owned Subsidiary of the Sponsors, certain of their Control Investment Affiliates and the other Equity Investors, LP is a Wholly Owned Subsidiary of WTI and the Borrower is a Wholly Owned Subsidiary of WTI and LP;

        WHEREAS, the Borrower is consummating the following recapitalization transactions on the date hereof concurrently with the initial funding of the Term Loans: (i) the issuance by the Borrower of $300,000,000 in aggregate principal amount of the Senior Notes, which were secured on a second priority basis by substantially all of the assets of the Borrower and its Subsidiaries and are subject to the terms and conditions of the Intercreditor Agreement, (ii) the repayment of approximately $58,500,000 of obligations and the terminations of all commitments outstanding under the Credit Agreement, dated as of June 30, 2003, as amended, among the Borrower, Lehman Commercial Paper Inc., as administrative agent, and the other agents, arrangers and lenders party thereto (the "Existing Credit Agreement") and (iii) the repurchase of approximately $279,350,000 in aggregate principal amount of the Borrower's outstanding 9 5/8% Senior Notes due 2011 (the "Senior Fixed Rate Notes") pursuant to a tender offer and related consent solicitation (the "Tender Offer"); and the Borrower intends to consummate the following recapitalization transactions: (iv) within 90 days following the funding of the Term Loans on the Delayed Funding Date, the payment of a cash dividend of approximately $376,900,000 to WTI to fund the redemption of certain of its preferred stock (the "WTI Preferred Stock Redemption"), (v) on or prior to February 28, 2005, the payment of a cash distribution of approximately $9,100,000 to WTI and LP (and LP intends to pay any such dividends received to WTI) to permit WTI to refinance its subordinated notes (the "Old WTI Notes") in an aggregate principal amount of $43,700,000, originally issued to American and currently held by Affiliates of CVC, for a combination of approximately $9,100,000 in cash and approximately $43,700,000 in principal amount of newly-issued subordinated notes of WTI (the "WTI Notes"), (vi) on or prior to December 31, 2005, (1) the prepayment of certain advisory fees payable to WTI in an amount equal to $7,700,000, (2) the prepayment and termination by WTI of certain advisory fees payable to CVC Management LLC in an amount equal to $4,620,000 and (3) the payment of a special cash dividend of $3,080,000 to holders of WTI's Class B Common Stock (collectively, the "Sponsor Payments") and (vii) concurrently with or prior to the funding of the Term Loans on the Delayed Funding Date, the amendment of the Advisory Agreement, the advisory agreement between WTI and CVC Management LLC and the certificate of incorporation of WTI to permit the Sponsor Payments (the "Sponsor Amendments") (the transactions described in clauses (i) through (vii) collectively, the "Transactions");

        WHEREAS, the Borrower has requested that the Lenders make credit facilities available to the Borrower in order to finance the foregoing Transactions and for the other purposes set forth herein; and

        WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

        1.1    Defined Terms.    As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "Acknowledgement and Consent": the Acknowledgement and Consent of each Issuer (as defined in the Guarantee and Collateral Agreement) that is not also a Grantor (as defined in the Guarantee and Collateral Agreement), substantially in the form of Exhibit A to the Guarantee and Collateral Agreement.

          "Act": as defined in Section 10.23.

          "Administrative Agent": as defined in the preamble hereto.

          "Advisory Agreement": the Advisory Agreement between the Borrower and WTI, dated as of June 30, 2003, as amended, supplemented, replaced or otherwise modified from time to time.

          "Affected Lender": as defined in Section 2.24.

          "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Affiliated Fund": means, with respect to any Lender that is a fund that invests (in whole or in part) in commercial loans, any other fund that invests (in whole or in part) in commercial loans and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

          "Agent Parties": as defined in Section 10.22(c).

          "Agents": the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.

          "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and, if prior to the Delayed Funding Date or any termination of the Term Loan Commitments, the unfunded Term Loan Commitments than in effect, and (ii) the amount of such Lender's Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

          "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "Agreement": this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "American": American Airlines, Inc., a Delaware corporation.

          "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Credit Loans and Swing Line Loans	1.75%	2.75%
Term Loans	1.75%	2.75%

  provided, that if the Credit Facilities are rated B1 (or higher) by Moody's and B+ (or higher) by S&P (in each case, with a stable outlook), the Applicable Margin with respect to Term Loans shall be the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Term Loans	1.50%	2.50%

          "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

          "Arrangers": as defined in the preamble hereto.

          "Assessment Rate": for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

          "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (e), (f) or (g) of Section 7.5) which yields gross proceeds to any Loan Party or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined by the Administrative Agent) in the case of other non-cash proceeds) in excess of $2,500,000.

          "Assignee": as defined in Section 10.6(c).

          "Assignment and Acceptance": as defined in Section 10.6(c).

          "Assignor": as defined in Section 10.6(c).

          "Available Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Credit Lender's Revolving Credit Commitment then in effect over (b) such Revolving Credit Lender's Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's (other than the Swing Line Lender) Available Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

          "Base CD Rate": the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

          "Base Rate": for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively

          "Base Rate Loans": Loans for which the applicable rate of interest is based upon the Base Rate.

          "Benefited Lender": as defined in Section 10.7(a).

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrower": as defined in the preamble hereto.

          "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lender(s) to make Loans hereunder.

          "Business Day": (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease or purchase money financing) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

          "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

  (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          "Certified": when used with respect to any financial information of any Person to be certified by any of its officers, indicates that such information is to be accompanied by a certificate to the effect that such financial information has been prepared in accordance with GAAP consistently applied, subject in the case of interim financial information to normal year-end adjustments and absence of the footnotes required by GAAP, and presents fairly in all material respects the information contained therein as of the dates and for the periods covered thereby.

          "Charter": as to any corporation, the corporation's charter, as to any limited liability company or any limited partnership, the certificate of formation of such entity and, as to any other Person organized under any Governmental Authority, any Governing Document of such Person filed with such Governmental Authority.

          "Chief Financial Officer": of any Person means the chief financial officer or principal accounting officer of such Person (or the president of such Person but only if serving in the capacity of chief financial officer or principal accounting officer of such Person).

          "Closing Date": shall mean February 11, 2005.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, including, without limitation, the Intellectual Property Collateral.

          "Commitment": as to any Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

          "Commitment Fee Rate": 1/2 of 1% per annum.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

          "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

          "Communications": as defined in Section 10.22(a).

          "Confidential Information Memorandum": the Confidential Information Memorandum dated January 2005 and furnished to the initial Lenders.

          "Consents to Assignment": each Consent to Assignment, in form and substance reasonably satisfactory to the Administrative Agent, delivered to the Administrative Agent pursuant to Section 6.14(a) or Section 6.9(a).

          "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries (including any Securitization Subsidiary) at such date.

          "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries (including any Securitization Subsidiary) at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries (including any Securitization Subsidiary) and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans to the extent otherwise included therein.

          "Consolidated EBITDA": of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, in the case of the Borrower, the Loans and Letters of Credit), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, (g) expenses (including the Sponsor Payments) incurred in connection with the consummation of the Transactions and (h) any management fees paid to WTI in such period prior to the date hereof pursuant to the Advisory Agreement, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

          "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries (including any Securitization Subsidiary) for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries (including any Securitization Subsidiary) for such period.

          "Consolidated Interest Expense": of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries (including any Securitization Subsidiary) for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including any Securitization Subsidiary) (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers' acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP). When calculating Consolidated Interest Expense of the Borrower, cash interest payable by WTI on the WTI Notes shall not be deemed Consolidated Interest Expense of the Borrower.

          "Consolidated Leverage Ratio": as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries (including any Securitization Subsidiary) for such period; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries

  (including any Securitization Subsidiary) for any period, (i) the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries (including any Securitization Subsidiary) during such period shall be included on a pro forma basis for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries (including any Securitization Subsidiary) as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing and (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Subsidiaries (including any Securitization Subsidiary) during such period shall be excluded for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

          "Consolidated Net Income": of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries (including any Securitization Subsidiary) for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries (including any Securitization Subsidiary), (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries (including any Securitization Subsidiary) has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary (including any Securitization Subsidiary) in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary (including any Securitization Subsidiary) of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) gains and losses on extinguishment of Indebtedness of the Borrower and its Subsidiaries. In addition, FASA Credits provided by the Borrower to Northwest or Delta shall reduce consolidated net income in the period in which such credit was provided regardless of accounting treatment in accordance with GAAP, except to the extent FASA Credits have been prepaid with the proceeds of debt or equity issuances by WTI.

          "Consolidated Total Debt": at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries (including any Securitization Subsidiary) at such date, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

          "Continuing Directors": as to any Person, the directors of such Person on the Closing Date and each other director, if, in each case, such other director's nomination for election to the board of directors of such Person is made pursuant to the terms of the Stockholders' Agreement or is recommended by at least 66 2/3% of the then Continuing Directors or such other director receives the vote of each of the shareholders of such Person on the Closing Date in his or her election by the shareholders of such Person.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

          "Control Agreement": each Control Agreement to be executed and delivered by each Loan Party party thereto as may be required by the Guarantee and Collateral Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "CVC": Citigroup Venture Capital Equity Partners, L.P.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Delayed Funding Date": the date set forth in the Notice of Borrowing delivered pursuant to Section 2.2(ii), which shall not be later than February 25, 2005, and on which the conditions precedent set forth in Sections 5.2 and 5.3 shall have been satisfied and the balance of the Term Loans are funded for the purposes set forth in Section 4.16.

          "Delta": Delta Air Lines, Inc., a Delaware corporation.

          "Delta Continuing Payment Termination": as defined in the Delta FASA.

          "Delta FASA": the Delta Founder Airline Services Agreement, dated as June 30, 2003, between Delta and the Borrower.

          "Delta FASA Amendment": the Second Amendment to the Delta Founder Airline Services Agreement, dated as of January 10, 2005, between Delta and the Borrower.

          "Derivatives Counterparty": as defined in Section 7.6.

          "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Disqualified Stock": any Capital Stock or other ownership or profit interest of any Loan Party that any Loan Party is or, upon the passage of time or the occurrence of any event, may become obligated to redeem, purchase, retire, defease or otherwise make any payment in respect of in consideration other than Capital Stock (other than Disqualified Stock, as defined herein), in each case on or prior to the date that is one year following the Revolving Credit Termination Date.

          "Documentation Agents": as defined in the Preamble hereto.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Subsidiary": any direct or indirect Subsidiary of WTI which is not an Excluded Foreign Subsidiary, including, without limitation, any direct or indirect Subsidiary of WTI that is (x) incorporated or organized under the laws of a jurisdiction other than that of the United States of America and (y) treated as a pass-through entity for United States federal income tax purposes.

          "ECF Percentage": with respect to any fiscal year of the Borrower 75%.

          "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, legally enforceable guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

          "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

          "Equity Investors": the Sponsors, their Control Investment Affiliates, directors and employees of WTI and its Subsidiaries and others which are parties to the Stockholders' Agreement on the Closing Date.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

          "Eurodollar Base Rate": with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "Eurodollar Base Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower and its Subsidiaries (including any Securitization Subsidiary) for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital of the Borrower and its Subsidiaries (including any Securitization Subsidiary) for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries (including any Securitization Subsidiary) during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrower (accompanied by a corresponding increase in assets) over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries (including any Securitization Subsidiary) in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrower and its Subsidiaries (including any Securitization Subsidiary) made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder such that after giving effect to such commitment reduction the Borrower or the applicable Subsidiary, as the case may be, would not be able to reborrow all or any of the amount so prepaid), (v) increases in Consolidated Working Capital of the Borrower and its Subsidiaries (including any Securitization Subsidiary) for such fiscal year, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries (including any Securitization Subsidiary) during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrower (accompanied by a corresponding decrease in assets) and (viii) the aggregate amount distributed to WTI to permit WTI to pay corporate overhead expenses, cash interest expense on the WTI Notes, income tax expense or other expense items (or amounts paid directly by the Borrower or any of its Subsidiaries (including any Securitization Subsidiary) on WTI's behalf for such items); provided that, with respect to the calculation of Excess Cash Flow for the fiscal year ending December 31, 2005, only Excess Cash Flow attributable to the period from the Closing Date until December 31, 2005 shall be taken into account.

          "Excess Cash Flow Application Date": as defined in Section 2.12(c).

          "Exchange Act": as defined in Section 8(l).

          "Excluded Foreign Subsidiary": means a direct or indirect Subsidiary of WTI that is (x) incorporated or organized under the laws of a jurisdiction other than that of the United States of America and (y) not treated as a pass-through entity for United States federal income tax purposes.

          "Existing Credit Agreement": as defined in the preamble hereto.

          "Facility": each of (a) the Term Loan Commitments and the Term Loans made thereunder (the "Term Loan Facility"), and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility").

          "Fair Market Value": the current value that would be attributed to the Securitization Assets by an independent and unaffiliated third party purchasing the Securitization Assets in an arms-length sale transaction, as determined in good faith by the board of directors of the Borrower.

          "FASA Credits": the Delta FASA Credits and the Northwest FASA Credits, as defined in the Delta FASA and the Northwest FASA, respectively.

          "FASAs": collectively, the Delta FASA and the Northwest FASA.

          "Federal Funds Effective Rate": for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letter": the Credit Facilities Fee Letter, dated January 25, 2005, among WTI, LP, the Borrower, the Agents, the Arrangers, UBS Loan Finance LLC, Deutsche Bank Trust Company Americas and Deutsche Bank AG Cayman Islands Branch, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "First Installment Date": as defined in Section 2.3.

          "FQ1", "FQ2", "FQ3", and "FQ4": when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrower (e.g., FQ1 2005 means the first fiscal quarter of the Borrower's 2005 fiscal year, which ends March 31, 2005).

          "Fulton County Bonds": the Taxable Industrial Development Revenue Bond (Worldspan, L.P. Project), Series 2001, dated as of December 28, 2001, purchased by the Borrower from the Development Authority of Fulton County pursuant to the Bond Purchase Loan Agreement, dated as of December 1, 2001, by and between the Borrower and the Development Authority of Fulton County, and guaranteed by the Borrower pursuant to the Bond Guaranty Agreement, dated as of December 1, 2001, from the Borrower, as guarantor, to the Borrower and its successors, as purchasers.

          "Funded Debt": as to any Person, all Indebtedness of such Person of the types described in clauses (a) through (f) and (i) of the definition of "Indebtedness" in this Section; it being understood that (1) the Fulton County Bonds and (2) Guarantee Obligations in respect of Indebtedness of the types described in clauses (g) and (h) of the definition of "Indebtedness" do not constitute Funded Debt. For the avoidance of doubt, undrawn or "unfunded" Revolving Credit Commitments do not constitute Funded Debt (it being understood that Revolving Credit Loans do constitute Funded Debt).

          "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

          "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b).

          "Governing Documents": collectively, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders' agreement, certificate of formation, limited liability company agreement, partnership agreement or other formation or constituent documents of such Person.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by WTI, LP, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Guarantors": the collective reference to WTI, LP and the Subsidiary Guarantors.

          "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or any of its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          "Immaterial Subsidiary": each of the Subsidiaries listed on Schedule 1.1(a) on the Closing Date and any additional Subsidiary designated as such in writing to the Administrative Agent, subject to the provisions of Section 6.13.

          "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business which are not overdue by more than 270 days), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) obligations under the WSSO Software Agreement, (g) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (h) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above; (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (k) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements and (l) the liquidation value of any Disqualified Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

          "Indemnified Liabilities": as defined in Section 10.5.

          "Indemnitee": as defined in Section 10.5.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intellectual Property": all present and future (a) patents, patent applications, inventions, and other industrial property rights, (b) copyrights, mask work rights, and other rights associated with works of authorship, (c) trademarks, service marks, trade names, trade dress and other source identifiers, (d) trade secret rights, know-how, proprietary techniques, methodologies and processes, and (e) other forms of intellectual or industrial property rights and proprietary rights of any kind or nature, including, without limitation, licenses (under which the applicable Person is licensor or licensee), in each case under the laws of any jurisdiction in the world, including rights under and with respect to all applications, registrations, extensions, renewals, continuations, combinations, divisions, and reissues of the foregoing, and all rights to sue at law or in equity for any infringement, misappropriation, dilution or other violation thereof, including the right to receive all proceeds and damages therefrom.

          "Intellectual Property Collateral": all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreement or the Guarantee and Collateral Agreement.

          "Intellectual Property Security Agreements": all Intellectual Property Security Agreements to be executed and delivered by the Loan Parties, each substantially in the form of Exhibit C to the Guarantee and Collateral Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Intercreditor Agreement": that certain Intercreditor Agreement dated as of February 11, 2005, in the form of Exhibit G entered into by and between the Administrative Agent, WTI, LP and the Borrower, certain subsidiaries of the Borrower, The Bank of New York Trust Company, N.A., as

  trustee and collateral agent under and as defined in the Senior Note Indenture, the Administrative Agent and the other entities from time to time party thereto.

          "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan (unless all Revolving Credit Loans are being repaid in full in immediately available funds and the Revolving Credit Commitments terminated) and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

          "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

  (i)
  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

  (ii)
  any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Credit Termination Date or such due date, as applicable;

  (iii)
  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

  (iv)
  the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "Investments": as defined in Section 7.8.

          "Issuing Lender": in its capacity as issuer of any Letter of Credit, a Revolving Credit Lender to be chosen by the Borrower and the Administrative Agent.

          "Kansas City Property": the real property owned by the Borrower located in the Southeast Quarter of Section 23, Township 52N, Range 34W, of the 5th Principal Meridian, in Kansas City, Platte County, Missouri.

          "L/C Commitment": $15,000,000.

          "L/C Fee Payment Date": the third Business Day following the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

          "L/C Participants": the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

          "Lender Addendum": with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.19.

          "Lenders": as defined in the preamble hereto and includes the Issuing Lender.

          "Letters of Credit": as defined in Section 3.1(a).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Loan": any loan made by any Lender pursuant to this Agreement.

          "Loan Documents": this Agreement, the Security Documents, the Applications and the Notes.

          "Loan Parties": WTI, LP, the Borrower and each Subsidiary of WTI which is a party to a Loan Document except the Subordinated Intercompany Note (including pursuant to Section 6.9).

          "LP": as defined in the preamble hereto.

          "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of (a) the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) prior to any termination of the Term Loan Commitments, the total Term Loan Commitments then in effect or (b) the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

          "Majority Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the Revolving Credit Facility.

          "Majority Term Loan Lenders": the Majority Facility Lenders in respect of the Term Loans.

          "Material Adverse Effect": a material adverse effect on or affecting (a) the financial condition, business, results of operations, liabilities, management or prospects of the Loan Parties taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents, (c) the validity, enforceability or priority of the Liens purported to be created by the Security Documents, or (d) the rights or remedies of any Secured Party hereunder or under any of the other Loan Documents.

          "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces defined as hazardous or toxic under any Environmental Law, or that are regulated pursuant to or could give rise to liability under any Environmental Law.

          "Mortgages": any and all mortgages, deeds of trust and/or deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties in a form as may be reasonably agreed to by the Administrative Agent and the

  Loan Parties party thereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

          "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable and customary attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith.

          "Non-Excluded Taxes": as defined in Section 2.20(a).

          "Non-Recourse Indebtedness": Indebtedness as to which neither WTI nor any of its Subsidiaries: (1)(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness or the pledge of any collateral), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a Subsidiary of the obligor thereon) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Indebtedness incurred hereunder) of WTI or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (3) as to which the lenders thereof have been notified in writing that they will not have any recourse to the stock or assets of WTI or any of its Subsidiaries.

          "Non-U.S. Lender": as defined in Section 2.20(f).

          "Northwest": Northwest Airlines, Inc., a Minnesota corporation.

          "Northwest Continuing Payment Termination": as defined in the Northwest FASA.

          "Northwest FASA": the Northwest Founder Airline Services Agreement, dated as of June 30, 2003, between Northwest and the Borrower.

          "Northwest FASA Amendment": as defined in Section 7.16.

          "Notes": the collective reference to the Revolving Credit Notes, the Term Notes and the Swing Line Notes, if any, evidencing Loans.

          "Notice of Borrowing": a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit L.

          "NWA": NWA Inc., a Delaware corporation.

          "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Arrangers, to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arrangers, to any Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto or to any other Loan Document) or otherwise; provided, that (i) Obligations of the Borrower or any other Loan Party under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

          "Old WTI Notes": as defined in the preamble hereto.

          "Online Provider Agreements": (i) the Amended and Restated Agreement for CRS Access and Related Services, dated as of November 1, 2001, by and between Orbitz, LLC and the Borrower, (ii) the Subscriber Entity Agreement, dated as of October 1, 2001, by and between priceline.com Incorporated and the Borrower, (iii) the CRS Marketing, Services and Development Agreement, dated as of December 15, 1995, by and between Expedia, Inc. (successor-in-interest to Microsoft Corporation) and the Borrower, and (iv) the Technology Services Agreement, dated as of October 30, 2002, by and between Hotwire, Inc. and the Borrower, in each case, as amended, restated, supplemented or otherwise modified on or prior to the date hereof.

          "Operating Documentation": collectively, the FASAs, the other agreements listed on Schedule 4.23 and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant": as defined in Section 10.6(b).

          "Payment Amount": as defined in Section 3.5.

          "Payment Office": the office of the Administrative Agent specified in Section 10.2 or as otherwise specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Permits": the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.

          "Permitted Investors": the collective reference to the Sponsors and their Control Investment Affiliates.

          "Permitted Liens": the collective reference to (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) in the case of Collateral consisting of Pledged Stock, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law and Liens permitted by Section 7.3(l).

          "Permitted Securitization": a Securitization that complies with the following criteria: (i) the cash portion of the initial purchase price paid by the Securitization Subsidiary at closing for the Securitization Assets is at least 95% of the Fair Market Value of the Securitization Assets at such time, (ii) the proceeds to the Borrower or any of its Subsidiaries, net of reasonable and customary expenses of the Securitization, from the sale of Securitization Assets are applied toward prepayment of the Term Loans as set forth in Section 2.12(b), (iii) the aggregate Investment by the Borrower or any of its Subsidiaries in Securitization Subsidiaries does not exceed $5,000,000, (iv) the face amount of all Securitization Assets sold, conveyed or transferred in Securitizations does not exceed $100,000,000 in the aggregate and (v) the Seller's Retained Interest and all proceeds thereof shall constitute Collateral and all necessary steps to perfect a security interest in such Seller's Retained Interest for the benefit of the Secured Parties are taken by the Borrower or any of its Subsidiaries.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan that is covered by ERISA and which the Borrower or any Commonly Controlled Entity maintains, administers, contributes to or is required to contribute to or under which the Borrower or any Commonly Controlled Entity could incur any liability.

          "Platform": as defined in Section 10.22(b).

          "Pledged Stock": as defined in the Guarantee and Collateral Agreement.

          "Prime Rate": the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Pro Forma Balance Sheet": as defined in Section 4.1(a).

          "Projections": as defined in Section 6.2(c).

          "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Purchase Agreement": the Purchase Agreement, dated February 7, 2005, among the Borrower and certain of its Subsidiaries, on the one hand, and J.P. Morgan Securities Inc., UBS Securities

  LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co., on the other hand.

          "Real Estate": all real property held or used by the Borrower or its Subsidiaries, which the Borrower or the relevant Subsidiary owns in fee or in which it holds a leasehold interest as a tenant, all of which is more particularly identified in Schedule 4.24.

          "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party or any of its Subsidiaries in excess of $2,500,000.

          "Refunded Swing Line Loans": as defined in Section 2.7(b).

          "Refunding Date": as defined in Section 2.7(c).

          "Register": as defined in Section 10.6(d).

          "Registration Rights Agreement": the Registration Rights Agreement, dated February 11, 2005, between the Borrower and certain of its Subsidiaries, on the one hand, and J.P. Morgan Securities Inc., UBS Securities LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co., on the other hand.

          "Regulation D": Regulation D of the Board as in effect from time to time (and any successor to all or a portion thereof).

          "Regulation T": Regulation T of the Board as in effect from time to time (and any successor to all or a portion thereof).

          "Regulation U": Regulation U of the Board as in effect from time to time (and any successor to all or a portion thereof).

          "Regulation X": Regulation X of the Board as in effect from time to time (and any successor to all or a portion thereof).

          "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

          "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by WTI, LP, the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

          "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

          "Reinvestment Notice": a written notice executed by a Responsible Officer of WTI or the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Wholly Owned Subsidiary to the extent otherwise permitted hereunder) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its or such Subsidiary's business.

          "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

          "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's or the applicable Subsidiary's business with all or any portion of the relevant Reinvestment Deferred Amount.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

          "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and, if prior to the Delayed Funding Date or any termination of the Term Loan Commitments, the unfunded Term Loan Commitments then in effect and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility.

          "Requirement of Law": as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Responsible Officer": as to any Person, the chief executive officer, president, chief financial officer, general counsel, Senior Vice President—Finance or Vice President—Finance and Accounting of such Person, but in any event, with respect to financial matters, the chief financial officer, Senior Vice President—Finance or Vice President—Finance and Accounting of such Person. Unless otherwise qualified, all references to a "Responsible Officer" shall refer to a Responsible Officer of the Borrower.

          "Restricted Payments": as defined in Section 7.6.

          "Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and/or participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

          "Revolving Credit Commitment Period": the period from and including the Closing Date to the Revolving Credit Termination Date.

          "Revolving Credit Lender": each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

          "Revolving Credit Loans": as defined in Section 2.4.

          "Revolving Credit Notes": as defined in Section 2.8(e).

          "Revolving Credit Percentage": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal and/or face amount of such Lender's Revolving Credit Extensions of Credit then outstanding constitutes of the aggregate principal and/or face amount of the Total Revolving Extensions of Credit then outstanding).

          "Revolving Credit Termination Date": February 11, 2010.

          "Revolving Extensions of Credit": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

          "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

          "Secured Parties": collectively, the Arrangers, the Agents, the Lenders and, with respect to any Specified Hedge Agreement, any affiliate of any Lender party thereto (or any Person that was a Lender or an affiliate thereof when such Specified Hedge Agreement was entered into) that has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 9 hereof as if it were a Lender party hereto.

          "Securitization": means any transaction or series of transactions entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiary, as the case may be, sells, conveys, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets (a) with cash, (b) with the issuance to the Borrower or such Subsidiary of Seller's Retained Interests or an increase in such Seller's Retained Interests or (c) with proceeds from the sale or collection of Securitization Assets.

          "Securitization Assets": any accounts receivable owed to the Borrower or any of its Subsidiaries (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or any of its Subsidiaries to a Securitization Subsidiary.

          "Securitization Subsidiary": a Person in which the Borrower or any of its Subsidiaries makes an Investment and to which the Borrower or any of its Subsidiaries sells, conveys, transfers or grants a security interest in Securitization Assets, which Person is a bankruptcy-remote special-purpose entity formed for the limited purpose of effecting one or more Securitizations involving the Securitization Assets and related activities.

          "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Intercreditor Agreement, the Control Agreements, the Mortgages and all other pledge and security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

          "Seller's Retained Interest": the debt or equity interests held by the Borrower or any of its Subsidiaries in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which the Borrower or any of its Subsidiaries has rights to or receives distributions in respect of a residual or excess interest in the Securitization Assets.

          "Senior Fixed Rate Notes": as defined in the preamble hereto.

          "Senior Note Documentation": the Senior Note Indenture, the Purchase Agreement and the Registration Rights Agreement, together with any other instruments and agreements entered into by the Borrower or its Subsidiaries in connection therewith, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Senior Note Indenture": the Indenture, dated as of February 11, 2005, entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Senior Notes": the senior second lien secured floating rate notes of the Borrower due February 15, 2011 issued from time to time pursuant to the Senior Note Indenture.

          "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvency Certificate": the Solvency Certificate to be executed and delivered by the chief financial officer of each Loan Party, substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

          "Solvent": when used with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Specified Change of Control": a "change of control" or similar event (howsoever defined) as defined in the Senior Note Indenture.

          "Specified Hedge Agreement": any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any affiliate thereof, or any Person that was a Lender or an affiliate thereof when such Hedge Agreement was entered into as counterparty and (b) which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof by the Borrower or such Subsidiary, as a Specified Hedge Agreement; provided that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

          "Sponsor Payments": as defined in the preamble hereto.

          "Sponsor Amendments": as defined in the preamble hereto.

          "Sponsors": CVC and Ontario Teachers' Pension Plan Board.

          "Standard Securitization Undertakings": representations, warranties, covenants, repurchase obligations and indemnities entered into by the Borrower or any of its Subsidiaries which are customary for a seller or servicer of assets transferred in connection with a Securitization and are reasonably satisfactory to the Administrative Agent.

          "Statutory Reserve Rate": a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Stockholders' Agreement": the Stockholders' Agreement, dated as of June 30, 2003, among WTI and its stockholders, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Subordinated Intercompany Note": the Subordinated Intercompany Note to be executed and delivered by WTI, LP, the Borrower and each of its Subsidiaries, substantially in the form of Exhibit K, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Subordination Agreements": (i) the Subordination Agreement, dated as of June 30, 2003, among Delta, the Borrower and WTI, and (ii) the Subordination Agreement, dated as of June 30, 2003, among Northwest, the Borrower and WTI, in each case as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower, but not to a Securitization Subsidiary of the Borrower or any of its Subsidiaries.

          "Subsidiary Guarantor": each Subsidiary of WTI other than (i) any Excluded Foreign Subsidiary and (ii) any Immaterial Subsidiary that is (x) incorporated or organized under the laws of a jurisdiction other than the United States of America and (y) treated as a pass-through entity for United States federal income tax purposes.

          "Swing Line Commitment": the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

          "Swing Line Lender": JPMorgan Chase Bank, N.A., in its capacity as the lender of Swing Line Loans.

          "Swing Line Loans": as defined in Section 2.6.

          "Swing Line Notes": as defined in Section 2.8(e).

          "Swing Line Participation Amount": as defined in Section 2.7(c).

          "Syndication Agent": as defined in the preamble hereto.

          "Synthetic Lease Obligations": all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

          "Tax Amount": for any period, the combined federal, state and local income taxes (including estimated taxes) that would be payable by the Borrower if it were a Delaware corporation filing separate tax returns with respect to its taxable income for such period; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards of tax attributes, such as alternative minimum tax carryforwards, that would have arisen if the Borrower were a Delaware corporation shall be taken into account; provided, further, that (i) the Tax Amount for any period shall not exceed the total net amount of the relevant (estimated or final, as the case may be) tax liability that WTI actually owes to the appropriate taxing authority at such time (taking into account, among other things, any net deductions, credits or offsets of WTI), (ii) if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, (iii) if the Tax Amount is negative (for example, as a result of a reduction in Taxable Amount upon filing of an amended return or a tax audit, or if the aggregate Tax Amounts paid for estimated tax for the relevant period exceed the final tax due for such periods), then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero, and (iv) any Tax Amount other than amount relating to estimated taxes shall be computed by a nationally recognized accounting firm.

          "Tender Offer": as defined in the preamble.

          "Term Loan": as defined in Section 2.1.

          "Term Loan Commitment": as to any Term Loan Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof; provided that the aggregate amount of the Term Loan Commitments as of the Closing Date is $450,000,000.

          "Term Loan Lender": each Lender that has a Term Loan Commitment or which is the holder of a Term Loan.

          "Term Loan Percentage": as to any Term Loan Lender at any time, the percentage which such Lender's Term Loan Commitment plus such Lender's Term Loans then outstanding then constitutes of the aggregate Term Loan Commitments plus the aggregate principal amount of the Term Loans then outstanding (or, at any time after the Delayed Funding Date or the termination of the Term Loan Commitments, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

          "Term Notes": as defined in Section 2.8(e).

          "Three-Month Secondary CD Rate": for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

          "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments then in effect; provided that the amount of the Total Revolving Credit Commitments on the Closing Date shall be $40,000,000.

          "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

          "Transactions": as defined in the preamble.

          "Transaction Documentation" shall mean the collective reference to the agreements entered into by WTI, LP or the Borrower in connection with any of the transactions, all material exhibits and schedules thereto and all agreements expressly contemplated thereby, including the Loan Documents, the Senior Note Documentation and the WTI Note Documentation.

          "Transferee": as defined in Section 10.16.

          "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "UCC": the Uniform Commercial Code, as in effect from time to time in any jurisdiction.

          "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

          "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

          "WS Financing": WS Financing Corp., a Delaware corporation.

          "WSSO Software Agreement": the IBM Webserver Software Special Option Software Agreement, dated as of October 5, 2003, among International Business Machines Corporation, IBM Credit Corporation and the Borrower, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "WTI": as defined in the preamble.

          "WTI Note Documentation": the WTI Notes, together with any other instruments and agreements entered into by WTI in connection therewith, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "WTI Notes": as defined in the preamble hereto.

          "WTI Preferred Stock Redemption": as defined in the preamble hereto.

        1.2    Other Definitional Provisions.    (a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

        (b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to any Loan Party and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c)   The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        (e)   The expressions "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Obligations shall mean the indefeasible payment in full, in immediately available funds, of all of the Obligations.

        (f)    The words "including" and "includes" and words of similar import when used in this Agreement shall not be limiting and shall mean "including without limitation" or "includes without limitation", as the case may be.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

        2.1    Term Loan Commitments.    Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make (i) on the Closing Date, a term loan (a "Term Loan") to the Borrower in an amount equal to such Term Loan Lender's Term Loan Percentage of a portion of the aggregate Term Loan Commitments not to exceed $70,000,000 and (ii) on the Delayed Funding Date, a Term Loan to the Borrower in an amount up to the balance of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

        The Borrower may make only two borrowings under the Term Loan Commitments, the first on the Closing Date and the second on the Delayed Funding Date. Each Term Loan Lender's Term Loan Commitment shall terminate immediately and without further action on the earlier of (i) February 25, 2005 and (ii) the Delayed Funding Date after giving effect to the funding of the full amount of such Term Loan Lender's Term Loan Commitment on such date.

        2.2    Procedure for Term Loan Borrowing.    The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (i) one Business Day prior to the anticipated Closing Date and (ii) three Business Days prior to the anticipated Delayed Funding Date, as applicable) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and the Delayed Funding Date, as applicable, and specifying the amount to be borrowed on such date. The Term Loans made on the Closing Date and the Delayed Funding Date shall initially be Base Rate Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date and Delayed Funding Date, as applicable, each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in like funds.

        2.3    Repayment of Term Loans.    The Term Loan of each Term Loan Lender shall mature in 20 consecutive quarterly installments, commencing on March 31, 2005, each of which shall be in an amount equal to such Lender's Term Loan Percentage multiplied by the amount set forth below opposite such installment (which amount shall be reduced as the result of the application of prepayments in accordance with the order of priority set forth in Section 2.18):

Installment	Principal Amount
March 31, 2005	$1,000,000
June 30, 2005	$1,000,000
September 30, 2005	$1,000,000
December 31, 2005	$1,000,000
March 31, 2006	$1,000,000
June 30, 2006	$1,000,000
September 30, 2006	$1,000,000
December 31, 2006	$1,000,000
March 31, 2007	$1,000,000
June 30, 2007	$1,000,000
September 30, 2007	$1,000,000
December 31, 2007	$1,000,000
March 31, 2008	$1,000,000
June 30, 2008	$1,000,000
September 30, 2008	$1,000,000
December 31, 2008	$1,000,000
March 31, 2009	$1,000,000
June 30, 2009	$1,000,000
September 30, 2009	$1,000,000
December 31, 2009	$1,000,000

; provided, however, that the final principal installment shall be due on February 11, 2010 in an amount equal to the Term Loans outstanding at such date. Notwithstanding the foregoing, if the aggregate Term Loan Commitments are not fully funded on or prior to March 31, 2005 (the "First Installment Date"), the amounts set forth above shall be reduced on a pro rata basis so that an amount equal to 0.25% of the total principal amount of the Term Loans outstanding immediately prior to the First Installment Date shall be payable on each of the first 20 consecutive quarterly installments (as reduced by the application of prepayments pursuant to Section 2.18) and the final principal installment shall be due on February 11, 2010 in an amount equal to the Term Loans outstanding at such date.

        2.4    Revolving Credit Commitments.    (a)    Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may

use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

        (b)   The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

        2.5    Procedure for Revolving Credit Borrowing.    The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice in a Notice of Borrowing (which Notice of Borrowing must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a $1,000,000 whole multiple in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings under the Revolving Credit Commitments which are Base Rate Loans in other amounts pursuant to Section 2.7. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

        2.6    Swing Line Commitment.    (a)    Subject to the terms and conditions hereof, the Swing Line Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments from time to time during the Revolving Credit Commitment Period by making swing line loans ("Swing Line Loans") to the Borrower; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender's other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.

        (b)   The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

        2.7    Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.    (a)    Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period). Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a $100,000 multiple in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in immediately available funds.

        (b)   The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day's notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Revolving Credit Lender's Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans. The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

        (c)   If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the "Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the "Swing Line Participation Amount") equal to (i) such Revolving Credit Lender's Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

        (d)   Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Revolving Credit Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

        (e)   Each Revolving Credit Lender's obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

        2.8    Repayment of Loans; Evidence of Indebtedness.    (a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

        (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

        (c)   The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof. At the request of any Lender, at any time after an amendment, modification or waiver has been circulated by the Administrative Agent (but prior to the effectiveness of such amendment, modification or waiver), the Administrative Agent will provide such Lender with a list of the names of all the Lenders.

        (d)   The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

        (e)   The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1, F-2 or F-3, respectively, with appropriate insertions as to date and principal amount (such notes, respectively, "Term Notes", Revolving Credit Notes" and "Swing Line Notes").

        2.9    Commitment Fees.    (a)    The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

        (b)   The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent including, without limitation, pursuant to the Fee Letter.

        2.10    Termination or Reduction of Revolving Credit Commitments.    The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

        2.11    Optional Prepayments.    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall (i) designate whether the Borrower is prepaying Revolving Credit Loans and/or Term Loans and (ii) specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans (unless all Revolving Credit Loans are being repaid and the Revolving Credit Commitments terminated) that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple in excess thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple in excess thereof.

        2.12    Mandatory Prepayments and Commitment Reductions.    (a)    Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred, by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Sections 7.2(a)-(f) and (h)-(l) as in effect on the date of this Agreement), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and, if prior to the Delayed Funding Date, the reduction of the unfunded Term Loan Commitments as set forth in Section 2.12(d).

        (b)   Unless the Required Prepayment Lenders shall otherwise agree, if on any date any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and, if prior to the Delayed Funding Date, the reduction of the unfunded Term Loan Commitments as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $10,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and, if prior to the Delayed Funding Date, the reduction of the unfunded Term Loan Commitments as set forth in Section 2.12(d). In addition, if on any date any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from a Securitization, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans.

        (c)   Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2005 (for the period from the Closing Date to December 31, 2005), there shall be Excess Cash Flow, the Borrower shall on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and, if prior to the Delayed Funding Date, the reduction of the unfunded Term Loan Commitments as set forth in Section 2.12(d). Each such prepayment shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

        (d)   Subject to Section 2.18, amounts to be applied in connection with prepayments made pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans and, if prior to the Delayed Funding Date, the reduction of the unfunded Term Loan Commitments on a pro rata basis. The application of any prepayment pursuant to Section 2.11 and this Section 2.12 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans; provided that if no Default or Event of Default has occurred and is continuing and solely on terms and conditions acceptable to the Administrative Agent, the Borrower shall be entitled to temporarily place any amounts payable pursuant to this Section 2.12 in a cash collateral account to minimize the amount of any payments required to be made by the Borrower pursuant to Section 2.21. Each prepayment of the Loans under Section 2.11 and this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment to the applicable Lender on the amount prepaid.

        2.13    Conversion and Continuation Options.    (a)    The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        (b)   Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        2.14    Minimum Amounts and Maximum Number of Eurodollar Tranches.    Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

        2.15    Interest Rates and Payment Dates.    (a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

        (b)   Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

        (c)   (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

        (d)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

        2.16    Computation of Interest and Fees.    (a)    Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365-day year (or a 366-day year in a leap year) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

        (b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

        2.17    Inability to Determine Interest Rate.    If prior to the first day of any Interest Period:

          (a)   the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b)   the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

        2.18    Pro Rata Treatment and Payments.    (a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Subject to Section 2.18(c), each payment (other than prepayments) in respect of principal or interest in respect of the Loans, and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. The application of any prepayment pursuant to this Section 2.18 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.

        (b)   Each payment (including each prepayment) of the Term Loans outstanding shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and each prepayment shall be applied to the installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Term Loans may not be reborrowed.

        (c)   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in connection with any Letter of Credit shall be made to the Issuing Lender.

        (d)   All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

        (e)   Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

        (f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

        2.19    Requirements of Law.    (a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

           (ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

        (b)   If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such reduction.

        (c)   A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower setting forth the calculation thereof in reasonable detail (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        (d)   No Lender shall be entitled to compensation under this Section 2.19 for any costs incurred or reductions suffered with respect to any date that it has such costs unless it shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (a) or (b) above, as applicable, not more than 180 days after the later of (i) such date, (ii) the date on which it shall have become aware of such costs or reductions and (iii) the date on which any relevant Requirement of Law shall be effective.

        2.20    Taxes.    (a)    All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Arranger, any Agent or any Lender as a result of a present or former connection between such Arranger, such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Arranger's, such Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to any Arranger, any Agent or any Lender hereunder or any other Loan Document, the amounts so payable to such Arranger, such Agent or such Lender shall be increased to the extent necessary to yield to such Arranger, such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts that would have been received hereunder had such withholding not been required; provided, however, that the Borrower or a Guarantor shall not be required to increase any such amounts payable to any Arranger, any Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Arranger's, such Agent's or such Lender's failure to comply with the requirements of paragraph (f) or (g) of this Section, or (ii) in the case of any Non-U.S. Lender (as defined in paragraph (f) of this Section), that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower or a Guarantor with respect to such Non-Excluded Taxes pursuant to this Section 2.20(a).

        (b)   The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

        (c)   The Borrower shall indemnify each Arranger, each Agent and any Lender for the full amount of Non-Excluded Taxes (to the extent the Borrower would be required to pay additional amounts with respect to such Non-Excluded Taxes pursuant to Section 2.20(a)) or Other Taxes arising in connection with payments made under this Agreement (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by such Arranger, such Agent or Lender or any of their respective Affiliates and any liability (including penalties, additions to tax interest and expenses) arising therefrom or with respect thereto. Payment under this indemnification shall be made within ten days from the date any Arranger, any Agent or any Lender or any of their respective Affiliates makes written demand therefor.

        (d)   Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Arranger or the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

        (e)   The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        (f)    Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a statement substantially in the form of Exhibit H to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

        (g)   A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payment under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the reasonable request of the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

        (h)   To the extent that any Lender becomes aware in its sole determination that it shall be entitled to a refund in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified under this Section 2.20 or with respect to which any sum payable hereunder has been increased and paid by any Borrower under this Section 2.20, the applicable Lender shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund if it can do so without any adverse consequences for such Lender. Within 30 days following receipt of any such refund by a Lender, the Lender shall repay the amount of such refund to the Borrower, plus all interest received with respect thereto, net of all out-of-pocket expenses incurred by such Lender in securing such refund.

        2.21    Indemnity.    The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

        2.22    Illegality.    Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

        2.23    Change of Lending Office.    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

        2.24    Substitution of Lenders.    Upon receipt by the Borrower from any Lender (an "Affected Lender") of a claim under Sections 2.19, 2.20 or 2.22, the Borrower may replace such Affected Lender by designating another Lender or another financial institution in each case that is willing to acquire all of such Affected Lender's Loans and its Revolving Credit Commitment; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase at par) all Loans, accrued interest and other amounts owing to such Affected Lender prior to the date of replacement, (iv) the Borrower shall be liable to such Affected Lender under Section 2.21 if any Eurodollar Loan owing to such Affected Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replacement of such Affected Lender with the replacement bank or institution shall be consummated in accordance with Section 10.6 hereof (provided that the Borrower or the replacement Lender shall be obligated to pay the registration and processing fee) and the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19, 2.20 or 2.22, as the case may be, to the extent such additional amounts were incurred on or prior to the consummation of such replacement.

SECTION 3. LETTERS OF CREDIT

        3.1    L/C Commitment.    (a)    Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

        (b)   The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

        3.2    Procedure for Issuance of Letter of Credit.    The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender, with a copy to the Administrative Agent, at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the

Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

        3.3    Fees and Other Charges.    (a)    The Borrower will pay a fee on the aggregate drawable amount of each outstanding Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the aggregate drawable amount of each outstanding Letter of Credit in an amount to be agreed by the Issuing Bank and the Borrower, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

        (b)   In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

        3.4    L/C Participations.    (a)    The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender, regardless of the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand, at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

        (b)   If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

        (c)   Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

        3.5    Reimbursement Obligation of the Borrower.    The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender (or, with the consent of the Issuing Bank and the Administrative Agent on the following Business Day if such notification is received after 11:00 A.M.) for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the "Payment Amount"). Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time of such drawing under such Letter of Credit.

        3.6    Obligations Absolute.    The Borrower's obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the L/C Participants nor the Issuing Lender, nor any of their affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

        3.7    Letter of Credit Payments.    If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

        3.8    Applications.    To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

        To induce the Arrangers, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, WTI, LP and the Borrower hereby jointly and severally represent and warrant to each Arranger, each Agent and each Lender that:

        4.1    Financial Condition.    (a)    The unaudited pro forma consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2004 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at September 30, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

        (b)   The audited consolidated and unaudited consolidating balance sheets of the Borrower as at December 31, 2003, December 31, 2002 and December 31, 2001, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP (as to such consolidated financial statements), present fairly the consolidated and consolidating financial condition of the Borrower as at such dates, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the respective fiscal years then ended. The unaudited consolidated and consolidating balance sheet of the Borrower as at September 30, 2004, and the related unaudited consolidated and consolidating statements of income and cash flows for the nine month period ended on such date presents fairly the consolidated and consolidating financial condition of the Borrower as at such date, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). The unaudited consolidated and consolidating balance sheet of the Borrower as at December 31, 2004, and the related unaudited consolidated and consolidating statements of income and cash flows for the monthly period ended on such date presents fairly the consolidated and consolidating financial condition of the Borrower as at such date, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). WTI, LP, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2003 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property.

        4.2    No Change.    Since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

        4.3    Existence; Compliance with Law.    Each of WTI, LP, the Borrower and its Subsidiaries (including any Securitization Subsidiary) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other registered entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        4.4    Organizational Power; Authorization; Enforceable Obligations.    Each Loan Party has the corporate, limited liability company or limited partnership power and authority, as applicable, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        4.5    No Legal Bar.    The execution, delivery and performance of this Agreement, the other Loan Documents, the Senior Note Documentation, the WTI Note Documentation and the other Transaction

Documentation, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party or any of its Subsidiaries (including any Securitization Subsidiary) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Senior Note Documentation). No Requirement of Law or Contractual Obligation applicable to any Loan Party or any of its Subsidiaries (including any Securitization Subsidiary) could reasonably be expected to have a Material Adverse Effect.

        4.6    No Material Litigation.    No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of WTI, LP or the Borrower, threatened by or against any Loan Party or any of its Subsidiaries (including any Securitization Subsidiary) or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or the other Transaction Documentation or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

        4.7    No Default.    No Loan Party nor any of its Subsidiaries (including any Securitization Subsidiary) is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        4.8    Ownership of Property; Liens.    Each Loan Party and its Subsidiaries (including any Securitization Subsidiary) is the sole owner of, legally and beneficially, and has good, marketable and insurable title in fee simple to, or a valid leasehold interest in, all its Real Estate, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description, or to any Lien except for any Permitted Lien. None of the Pledged Stock is subject to any Lien except for Permitted Liens.

        4.9    Intellectual Property.    (a)    Each Loan Party and each of its Subsidiaries owns, or is licensed to use, the Intellectual Property used in the conduct of its business as currently conducted. No claim has been asserted in writing or, to the knowledge of WTI, LP or the Borrower, is pending by any Person challenging the use of any Intellectual Property used in the conduct of the Loan Parties' businesses or the validity or effectiveness of any Intellectual Property used in the conduct of the Loan Parties' businesses, nor does WTI, LP or the Borrower know of any valid basis for any such claim, which could reasonably be expected to have a Material Adverse Effect. To the knowledge of WTI, LP or the Borrower, the use of any Intellectual Property used in the conduct of the Loan Parties' businesses does not infringe on the rights of any Person in any respect which could reasonably be expected to have a Material Adverse Effect.

        (b)   As of the Closing Date, Schedule 4.9(b) (i) identifies each of the trademarks, service marks and trade names owned, or otherwise held, by any Loan Party or any of its Subsidiaries and all registrations and applications for registration of the foregoing and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the owner of such item and the jurisdiction in which such item has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application.

        (c)   As of the Closing Date, Schedule 4.9(c) (i) identifies each of the patents and patent applications owned, or otherwise held, by any Loan Party or any of its Subsidiaries and identifies the owner of such item and (ii) specifies as to each, the jurisdiction in which such item has been issued (or, if applicable, in which an application for such issuance has been filed), including the respective patent or application numbers and applicable dates of issuance or application.

        (d)   As of the Closing Date, Schedule 4.9(d) (i) identifies each of the registered copyrights and applications for copyright registrations owned, or otherwise held, by any Loan Party or any of its Subsidiaries and identifies the owner of such item and (ii) specifies as to each, the jurisdiction in which such item has been registered (or, if applicable, in which an application for such registration has been filed), including the respective registration or application numbers and applicable dates of registration or application.

        (e)   As of the Closing Date, Schedule 4.9(e) identifies all material licenses, sublicenses and other agreements relating to Intellectual Property to which any Loan Party or any of its Subsidiaries is a party and pursuant to which (i) WTI, LP, the Borrower or any of its Subsidiaries is a licensor or sub-licensor or (ii) any other Person is authorized to use any Intellectual Property owned by any Loan Party of any of its Subsidiaries as a licensee or sub-licensee.

        4.10    Taxes.    (a)    Each Loan Party and each of its Subsidiaries (including any Securitization Subsidiary) has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of WTI, LP, the Borrower or its Subsidiaries, as the case may be); the contents of all such material tax returns are correct and complete in all material respects, no tax Lien has been filed (other than Permitted Liens), and, to the knowledge of WTI, LP and the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge (other than any taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of WTI, LP, the Borrower or its Subsidiaries, as the case may be). No Loan Party and no Subsidiary thereof (i) intends to treat the Loans or any other transaction contemplated hereby as being a "reportable transaction" (within the meaning of Treasury Regulation 1.6011-4) and (ii) is aware of any facts or events that would result in such treatment.

        (b)   As of the Closing Date, the Borrower is a partnership for United States federal income tax purposes. It is intended that the Borrower will continue to be a partnership or disregarded as an entity separate from WTI for United States federal income tax purposes.

        4.11    Federal Regulations.    No part of the proceeds of the Loans or Letters of Credit will be used for purchasing or carrying any "margin stock" (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No indebtedness being reduced or retired out of the proceeds of the Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U). Following application of the proceeds of the Loans and Letters of Credit, "margin stock" (within the meaning of Regulation U) does not constitute more than 25% of the value of the assets of WTI, LP, the Borrower and its Subsidiaries. None of the transactions contemplated by this Agreement (including, without limitation, the direct and indirect use of proceeds of the Loans and Letters of Credit) will violate or result in a violation of Regulation T, Regulation U or Regulation X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

        4.12    Labor Matters.    There are no strikes, stoppages, slowdowns or other labor disputes against any Loan Party or any of its Subsidiaries pending or, to the knowledge of WTI, LP or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any Loan Party and its

Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of WTI, LP, the Borrower or the relevant Subsidiary.

        4.13    ERISA.    Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with all applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

        4.14    Investment Company Act; Other Regulations.    No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X) which limits or conditions its ability to incur Indebtedness.

        4.15    Subsidiaries.    (a)    The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of WTI as of the Closing Date. Schedule 4.15 sets forth as of the Closing Date, the exact legal name (as reflected on the certificate of incorporation, certificate of formation or other applicable Charter) and jurisdiction of incorporation or formation of each Subsidiary of WTI and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party and its Subsidiaries.

        (b)   There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary. No Loan Party nor any of its Subsidiaries has issued, or authorized the issuance of, any Disqualified Stock.

        4.16    Use of Proceeds.    The proceeds of the Term Loans made on the Closing Date shall be used to finance a portion of the repayment in full of the obligations under the Existing Credit Agreement and the consummation of the Tender Offer and to pay related fees and expenses. The proceeds of the Term Loans made on the Delayed Funding Date shall be used to finance the WTI Preferred Stock Redemption and the refinancing of the Old WTI Notes and to pay related fees and expenses (including the Sponsor Payments). The proceeds of the Revolving Credit Loans, the Swing Line Loans and the Letters of Credit shall be used to finance working capital needs and for general corporate purposes.

        4.17    Environmental Matters.    Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

        (a)   Each Loan Party and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; and (ii) reasonably believe that compliance with all applicable Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

        (b)   Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Loan Party or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to any Loan Party or any of its Subsidiaries, or (ii) interfere with any Loan Party's or any of its Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by any Loan Party or any of its Subsidiaries.

        (c)   There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Loan Party or any of its Subsidiaries is, or to the knowledge of WTI, LP or the Borrower will be, named as a party that is pending or, to the knowledge of WTI, LP or the Borrower, threatened.

        (d)   No Loan Party nor any Subsidiary thereof has received any written request for information pursuant to, or been notified that it is a potentially responsible party under or relating to, the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

        (e)   No Loan Party nor any Subsidiary thereof has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

        (f)    No Loan Party nor any Subsidiary thereof has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

        4.18    Accuracy of Information, etc.    No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Arrangers, the Agents or the Lenders or any of them, by or on behalf of any Loan Party or any Subsidiary (including any Securitization Subsidiary) thereof for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of WTI, LP and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, the representations and warranties of the Borrower and WTI contained in the Transaction Documentation are true and correct in all material respects. There is no fact known to WTI or any of its Subsidiaries (including any Securitization Subsidiary) that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and written statements furnished to the Arrangers, the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

        4.19    Security Documents.    (a)    The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Stock, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 or, as to property acquired after the Closing Date, any other office noticed to the Administrative Agent in writing at the time such property is acquired (which financing statements may be filed by the Administrative Agent at any time) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement are made (all of which filings may be filed by the Administrative Agent at any time), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 4.19(a)-2 lists, as of the Closing Date, each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 4.19(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements, authorized by the relevant secured party, in respect of each such UCC Financing Statement.

        (b)   Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the mortgaged properties described, and as defined, therein and proceeds and products thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (or, with respect to any Mortgages made after the Closing Date, filed in the appropriate offices), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all of such mortgaged properties and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other Person.

        (c)   Each Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds and products thereof. Upon the filing of (i) an Intellectual Property Security Agreement in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks (within three (3) months after the Closing Date), and the United States Copyright Office relative to copyrights (within thirty (30) days after the Closing Date), together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 4.19(c) (which financing statements may be filed by the Administrative Agent at any time), such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral described therein and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Permitted Liens).

        4.20    Solvency.    Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection with the Loan Documents will be and will continue to be, Solvent.

        4.21    Senior Indebtedness.    The Obligations (including, without limitation, the guarantee obligations of each Guarantor under the Guarantee and Collateral Agreement) constitute "Lender Claims" under and as defined in the Intercreditor Agreement and "First Priority Lien Obligations" and "Permitted Debt" under and as defined in the Senior Note Indenture.

        4.22    Insurance.    Each Loan Party and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and no Loan Party or any of its Subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

        4.23    Operating Documentation.    The Operating Documentation listed on Schedule 4.23 attached hereto are in full force and effect. No party to any Operating Documentation is in default thereunder and no party thereto, or any other Person, has the right to terminate any Operating Documentation, in each case, (i) as of the Closing Date and (ii) thereafter only to the extent such default or right to terminate could reasonably be expected to have a Material Adverse Effect.

        4.24    Real Estate.    (a)    As of the Closing Date, no Loan Party owns any real property except as set forth on Schedule 4.24. As of the Closing Date, any real property leased by any Loan Party with a monthly rent in excess of $250,000 is listed on Schedule 4.24, including the street address, landlord name, tenant name, guarantor name, current rent amount, lease date and lease expiration date. The Borrower has delivered to the Administrative Agent true, complete and correct copies of all such leases.

        (b)   No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

        4.25    Permits.    (a)    Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and its Subsidiaries has obtained and holds all Permits required for the operation of each of its businesses as presently conducted and as proposed to be conducted, (ii) all such Permits are in full force and effect, and each Loan Party and its Subsidiaries has performed and observed all requirements of such Permits, (iii) no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (iv) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Loan Party or any of its Subsidiaries, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person, (v) each Loan Party and its Subsidiaries reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense, and (vi) none of WTI, LP or the Borrower has any knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

        (b)   No consent or authorization of, filing with, Permit from, or other act by or in respect of, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of, or enforcement of remedies (including, without limitation, foreclosure on the Collateral) pursuant to, this Agreement and the other Loan Documents which has not been obtained, other than any filing or other act necessary to comply with applicable securities laws in connection with the sale of Collateral under the Loan Documents.

        4.26    Immaterial Subsidiaries.    No Immaterial Subsidiary owns any material assets, conducts any material business or is the obligor under any material Indebtedness or other liabilities other than the incurrence and repayment of the Indebtedness permitted pursuant to Sections 7.2(a) and (i). In addition, (a) Consolidated EBITDA attributable to all Immaterial Subsidiaries does not at any time, for any fiscal period, exceed 5% of Consolidated EBITDA of the Borrower and its Subsidiaries (including any Securitization Subsidiary) and (b) no Immaterial Subsidiary owns assets with a fair market value in excess of $5,000,000.

SECTION 5. CONDITIONS PRECEDENT

        5.1    Conditions to Initial Extension of Credit.    The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

          (a)    Loan Documents.    The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of WTI, LP and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of WTI, LP, the Borrower and each Subsidiary Guarantor, (iii) the Intellectual Property Security Agreements, executed and delivered by a duly authorized officer of the applicable Loan Party, (iv) each Acknowledgment and Consent required to be delivered pursuant to the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Issuer (as defined in the Guarantee and Collateral Agreement) party thereto, (v) the Subordinated Intercompany Note, executed and delivered by a duly authorized officer of each Loan Party, (vi) the Mortgage on the Kansas City Property, (vii) the Intercreditor Agreement, executed and delivered by a duly authorized officer of WTI, LP, the Borrower, each Subsidiary Guarantor party thereto and The Bank of New York Trust Company, N.A., as trustee and collateral agent under the Senior Note Indenture, and (viii) if requested by any Lender, for the account of such Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

          (b)    Transactions.    The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

              (i)  the Borrower shall have received at least $300,000,000 in gross cash proceeds from the issuance of the Senior Notes on terms and pursuant to documentation satisfactory to the Administrative Agent and no provision thereof shall have been waived, amended, supplemented or otherwise modified without the prior written consent of the Lenders;

             (ii)  the Company shall have commenced the Tender Offer, on or prior to January 25, 2005, and at least a majority in aggregate principal amount of the holders of outstanding Senior Fixed Rate Notes shall have consented to the Transactions and the Company shall have properly accepted such consents in accordance with the terms of the Tender Offer;

            (iii)  the Borrower shall have approximately $73,500,000 in the aggregate of Capital Lease Obligations and obligations under the WSSO Software Agreement; and

            (iv)  the capital structure of each Loan Party on the Closing Date shall be as described in Schedule 4.15.

          (c)    Pro Forma Balance Sheet; Financial Statements.    The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated and consolidating financial statements of the Borrower for the 2003, 2002 and 2001 fiscal years and (iii) unaudited interim consolidated and consolidating financial statements of the Borrower for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available.

          (d)    Approvals.    All material governmental and material third party approvals and consents (including regulatory approvals) required or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Transactions, the continuing operations of the Loan Parties and their Subsidiaries and the transactions contemplated hereby and by the Transaction Documentation shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions, the financing contemplated hereby or by the Senior Note Documentation.

          (e)    Related Agreements.    The Administrative Agent shall have received (in a form and substance reasonably satisfactory to the Administrative Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the Transaction Documentation relating to the Transactions described in Section 5.1(b) above, the Operating Documentation and the Online Provider Agreements and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, any other debt instrument, security agreement or other material contract to which any Loan Party may be a party.

          (f)    Termination of Existing Credit Facilities.    The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall be simultaneously paid in full, all commitments thereunder shall have been terminated and, to the extent requested by the Administrative Agent, arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith including, without limitation, receipt by the Administrative Agent of satisfactory notices of relinquishment and termination of security interest or the like with respect to Intellectual Property.

          (g)    Fees.    The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

          (h)    Business Plan.    The Lenders shall have received satisfactory projections for fiscal years 2005-2010, including quarterly projections for fiscal year 2005, and a satisfactory written analysis of the business and prospects of WTI and its Subsidiaries for the period from the Closing Date through 2010.

          (i)    Solvency.    The Lenders shall have received a Solvency Certificate executed by the chief financial officer of WTI, LP, the Borrower and each other Loan Party, which shall document the solvency of WTI, LP, the Borrower and each other Loan Party after giving effect to the transactions contemplated hereby.

          (j)    Budget.    The Lenders shall have received a budget for the Loan Parties and their Subsidiaries for the 2005 fiscal year.

          (k)    Lien Searches.    The Administrative Agent shall have received the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright

  Office) in which UCC financing statements or other filings or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all Property of the Loan Parties, and such search shall reveal no Liens on any of the assets of WTI or its Subsidiaries except for Permitted Liens or Liens set forth in Schedule 4.19(a)-3.

          (l)    Expenses.    The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred by WTI and its Subsidiaries in connection with the Transactions and the financing thereof shall not exceed $82,000,000 (including the Sponsor Payments).

          (m)    Closing Certificate.    The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

          (n)    Other Certifications.    The Administrative Agent shall have received the following:

              (i)  a copy of the Charter of WTI, LP, the Borrower and each other Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

             (ii)  a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter of such Loan Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Person's Charter on file in such office, (B) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly organized and in good standing under the laws of such jurisdiction;

            (iii)  a telephonic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Person is organized certifying that such Person is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit, together with a written confirmatory report in respect thereof prepared by, or on behalf of, a filing service acceptable to the Administrative Agent; and

            (iv)  a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each jurisdiction in which WTI, LP, the Borrower and each of its Subsidiaries is required to be qualified as a foreign corporation or entity, except where the failure to be so qualified would not have a Material Adverse Effect, dated reasonably near the date of the initial extension of credit, stating that such Person is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and telephonic confirmation from the Secretary of State or other applicable Governmental Authority of each such jurisdiction on the date of the initial extension of credit as to the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such jurisdiction on or about such date, together with a written confirmatory report in respect thereof prepared by, or on behalf of, a filing service acceptable to the Administrative Agent.

          (o)    Legal Opinions.    The Administrative Agent shall have received the following executed legal opinions:

              (i)  the legal opinion of Dechert LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1;

             (ii)  the legal opinion of Jeffrey Smith, General Counsel of the Borrower, substantially in the form of Exhibit E-2;

            (iii)  the legal opinion of Nick Formisano, In-house Counsel of the Borrower, substantially in the form of Exhibit E-3; and

            (iv)  the legal opinion of such other special and local counsel as may be required by the Administrative Agent.

  Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (p)    Pledged Stock; Stock Power; Pledged Notes.    The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (including the Subordinated Intercompany Note) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

          (q)    Filings, Registrations and Recordings.    Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on, and security interest in, the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

          (r)    Insurance.    The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.22 and of Section 5.2(b) of the Guarantee and Collateral Agreement.

          (s)    Miscellaneous.    The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

        5.2    Conditions to Each Extension of Credit.    The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit on the Closing Date, its extension of credit on the Delayed Funding Date and any Revolving Credit Loan) is subject to the satisfaction of the following conditions precedent:

          (a)    Representations and Warranties.    Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date; provided, however, solely with respect to the extensions of credit hereunder on the Closing Date and the Delayed Funding Date, the failure of any such representation and warranty to be so true and correct as a result of the occurrence of a Material Adverse Effect during the period from January 25, 2005 until the Closing Date or the Delayed Funding Date, as applicable, shall not be considered a failure of this condition precedent.

          (b)    No Default.    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

          (c)    Senior Debt.    A Responsible Officer of WTI shall certify in writing to the Administrative Agent that the incurrence of Indebtedness represented by the requested extensions of credit is permitted under the WTI Notes. A Responsible Officer of the Borrower shall certify in writing to the Administrative Agent that the incurrence of Indebtedness represented by the requested extensions of credit constitutes "Designated Senior Debt" under the Subordination Agreements.

  Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by WTI, LP and the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

        5.3    Conditions to Extension of Credit on Delayed Funding Date.    The agreement of each Lender to make the extension of credit requested to be made by it on the Delayed Funding Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on such date, of the following conditions precedent:

          (a)    Closing Date.    The Closing Date shall have occurred in accordance with this Agreement.

          (b)    Transactions.    The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

              (i)  each of the holders of the Old WTI Notes shall have consented to the consummation of the Transactions and agreed to exchange the Old WTI Notes for a combination of approximately $9,100,000 in cash and approximately $43,700,000 in principal amount of WTI Notes on the terms and conditions set forth in Schedule 5.3(b)(i);

             (ii)  the Sponsor Amendments shall have been duly executed and delivered or duly filed with the Secretary of State of the State of Delaware, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent;

            (iii)  WTI shall have made an irrevocable notice of redemption to all of the holders of its preferred stock in connection with the WTI Preferred Stock Redemption; and

            (iv)  the capital structure of each Loan Party shall be as described in Schedule 4.15.

          (c)   The Administrative Agent shall have received (in a form and in substance reasonably satisfactory to the Administrative Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the Transaction Documentation relating to the Transactions described in Section 5.3(b) above, and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, any other debt instrument, security agreement or other material contract to which any Loan Party may be a party.

SECTION 6. AFFIRMATIVE COVENANTS

        WTI, LP and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing hereunder to any Lender, any Arranger or any Agent, each of WTI, LP and the Borrower shall and shall cause each of its Subsidiaries (including, with respect to Sections 6.3, 6.6, 6.7 and 6.8, any Securitization Subsidiary) to:

        6.1    Financial Statements.    Furnish to each Agent and each Lender:

          (a)   as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated and unaudited consolidating balance sheet of (i) the Borrower and its consolidated Subsidiaries (including any Securitization Subsidiaries) and (ii) of WTI, in each case, as at the end of such year and, in each case, the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

          (b)   as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of (i) the Borrower and its consolidated Subsidiaries (including any Securitization Subsidiaries) and (ii) of WTI, in each case, as at the end of such quarter and, in each case, the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, Certified by the chief executive officer and the Chief Financial Officer; and

          (c)   as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, Certified by the Chief Financial Officer;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

        6.2    Certificates; Other Information.    Furnish to each Agent and each Lender, or, in the case of clause (k), to the relevant Lender:

          (a)   concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b)   concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements for periods commencing with FQ2 2005 and thereafter, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party and its Subsidiaries (including Securitization Subsidiaries) with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent in writing, a listing of any county, state, territory, province, region or any other jurisdiction, or any political subdivision thereof, whether of the United States or otherwise, where any Loan Party keeps inventory or equipment (other than mobile goods) and of any Intellectual Property owned by any Loan Party which is of the type described in Section 4.9(b) since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

          (c)   as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the Borrower and its Subsidiaries for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

          (d)   within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

          (e)   no later than 10 days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Documentation, the WTI Note Documentation or the Governing Documents of any Loan Party or any of its Subsidiaries, whether or not permitted hereby and any material supplement, waiver or other modification of any Operating Documentation;

          (f)    within five days after the same are sent, copies of all financial statements and reports that WTI, LP, the Borrower or any of its Subsidiaries (including Securitization Subsidiaries) sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that any Loan Party or any of its Subsidiaries (including Securitization Subsidiaries) may file with, the SEC;

          (g)   as soon as possible and in any event within four days of obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions arising under Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and (ii) any notice that any Governmental Authority may condition approval of, or any application for, an Environmental Permit or any other material Permit held by any Loan Party or any of its Subsidiaries on terms and conditions that could reasonably be expected to have a Material Adverse Effect on any Loan Party;

          (h)   on the date of the occurrence thereof, notice that (i) any or all of the obligations under the Senior Note Indenture have been accelerated (or the trustee or the required holders of Senior Notes has given notice that any or all such obligations are to be accelerated), (ii) either a Delta Continuing Payment Termination or a Northwest Continuing Payment Termination has occurred or (iii) payment under any of the WTI Notes has been accelerated (or the holder thereof has given notice of acceleration);

          (i)    promptly upon receipt (or simultaneously upon delivery), copies of all other written notices received by or delivered to any Loan Party pursuant to the Senior Notes Documentation or the WTI Note Documentation and any notice material to the Borrower's obligations hereunder received with respect to any Operating Documentation;

          (j)    to the extent not included in clauses (a) through (i) above, no later than the date the same are required to be delivered thereunder, copies of all agreements, documents or other instruments (including, without limitation, (i) audited and unaudited, pro forma and other financial statements, reports, forecasts, and projections, together with any required certifications thereon by independent public auditors or officers of WTI, LP, the Borrower or any of its Subsidiaries or otherwise, (ii) press releases, (iii) statements or reports furnished to any other holder of the securities of any Loan Party or any of its Subsidiaries (including any Securitization Subsidiaries), and (iv) regular, periodic and special securities reports) that any Loan Party or any of its Subsidiaries is required to provide pursuant to the terms of the Senior Note Documentation or the WTI Notes; and

          (k)   promptly, such additional financial and other information as any Lender may from time to time reasonably request.

        6.3    Payment of Obligations.    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes, assessments and governmental changes or levies imposed upon it or upon its income or profits or in respect of its property), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of WTI, LP, the Borrower or its Subsidiaries (including any Securitization Subsidiaries), as the case may be.

        6.4    Conduct of Business and Maintenance of Existence, etc.    (a)    (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        6.5    Maintenance of Property; Leases; Insurance.    (a)    Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

        (b)   Comply with the terms of each material lease of Real Estate so as to not permit any material uncured default on its part to exist thereunder, except for terms contested in good faith by appropriate proceedings and where reserves in conformity with GAAP with respect thereto have been provided on the books of WTI, LP, the Borrower or its Subsidiaries, as the case may be.

        (c)   Maintain with financially sound and reputable insurance companies insurance on all its Property (including, without limitation, all inventory, equipment and vehicles) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent with copies for each Secured Party, upon written request, full information as to the insurance carried; provided that in any event each Loan Party and its Subsidiaries will maintain (i) property and casualty insurance on all Property on an all risks basis (including the perils of flood and quake, loss by fire, explosion and theft and such other risks and hazards as are covered by a standard extended coverage insurance policy), covering the repair or replacement cost of all such Property and consequential loss coverage for business interruption and extra expense (which shall include construction expenses and such other business interruption expenses as are otherwise generally available to similar businesses) and (ii) public liability insurance. All such insurance with respect to each Loan Party and its Subsidiaries shall be provided by insurers or reinsurers which (x) in the case of United States insurers and reinsurers, have an A.M. Best policyholders rating of not less than A- with respect to primary insurance and B+ with respect to excess insurance and (y) in the case of non-United States insurers or reinsurers, the providers of at least 80% of such insurance have either an ISI policyholders rating of not less than A, an A.M. Best policyholders rating of not less than A- or a surplus of not less than $500,000,000 with respect to primary insurance, and an ISI policyholders rating of not less than BBB with respect to excess insurance, or, if the relevant insurance is not available from such insurers, such other insurers as the Administrative Agent may approve in writing. All insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) if reasonably requested by the Administrative Agent, include a breach of warranty clause, (iii) if applicable, contain a "Replacement Cost Endorsement" with a waiver of depreciation and a waiver of subrogation against any Secured Party, (iv) if applicable, contain a standard noncontributory loss payable clause naming the Administrative Agent (and/or such other party as may be designated by the Administrative Agent) as the party to which all payments made by such insurance company shall be paid (other than with respect to leased equipment), (v) if requested by the Administrative Agent, contain endorsements providing that no Loan Party or any of its Subsidiaries, any Secured Party or any other Person shall be a co-insurer under such insurance policies, and (vi) be reasonably satisfactory in all other respects to the Administrative Agent. Each Secured Party shall be named as an additional insured on all liability insurance policies of each Loan Party and its Subsidiaries and the Administrative Agent shall be named as loss payee on all property and casualty insurance policies (other than workers' compensation policies) of each such Person.

        (d)   Deliver to the Administrative Agent on behalf of the Secured Parties, (i) on the Closing Date, a certificate dated such date showing the amount and types of insurance coverage as of such date, (ii) upon request of any Secured Party from time to time, full information as to the insurance carried, (iii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Closing Date, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Loan Party or any of its Subsidiaries, and (v) promptly after such information is available to any Loan Party or any of its Subsidiaries, full information as to any claim for an amount in excess of $2,500,000 with respect to any property and casualty insurance policy maintained by any Loan Party or its Subsidiaries. So long as no Default or Event of Default has occurred and is continuing, all claims under casualty insurance policies shall be adjusted by and paid to the Borrower to be reinvested or applied as required by Section 2.12.

        6.6    Inspection of Property; Books and Records; Discussions.    (a)    Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and, at the Borrower's expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties and their Subsidiaries (including any Securitization Subsidiaries) with officers and employees of the Loan Parties and their Subsidiaries (including any Securitization Subsidiaries) and with their respective independent certified public accountants.

        6.7    Notices.    Promptly give notice to the Administrative Agent and each Lender of:

          (a)   the occurrence of any Default or Event of Default;

          (b)   any (i) default or event of default (or alleged default) under any Contractual Obligation of any Loan Party or any of its Subsidiaries (including any Securitization Subsidiaries) or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party or any of its Subsidiaries (including any Securitization Subsidiaries) and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c)   any litigation or proceeding affecting any Loan Party or any of its Subsidiaries (including any Securitization Subsidiaries) in which the amount involved is $2,500,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d)   the following events, as soon as possible and in any event within 30 days after any Loan Party or any of its Subsidiaries (including any Securitization Subsidiaries) knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

          (e)   any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

          (f)    receipt of any notice of termination pursuant to Section 7.1 or 7.2 of the Delta FASA or Section 7.1 or 7.2 of the Northwest FASA; and

          (g)   the determination by a Loan Party or Subsidiary thereof that the Loans or any other transaction contemplated hereby is required to be treated as a "reportable transaction" (within the meaning of Treasury Regulation 1.6011-4).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action WTI, LP, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

        6.8    Environmental Laws.    (a)    Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with and ensure that all tenants and subtenants obtain, maintain and comply in all material respects with, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

        (b)   Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

        6.9    Additional Collateral, etc.    (a)    With respect to any Property acquired after the Closing Date by any Loan Party or any of its Subsidiaries (other than (x) any Property described in paragraphs (b), (c) or (d) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected security interest, promptly (and, in any event, within five days following the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and, with respect to certain material Contractual Obligations, if and to the extent requested by the Administrative Agent, using commercially reasonable efforts to obtain a Consent to Assignment from the counterparty to such Contractual Obligation.

        (b)   With respect to any fee interest in any Real Estate having a value (together with improvements thereof) of at least $1,000,000 or any lease of Real Estate contemplating an initial annual rent payment, including projected percentage rent, after the expiration of any free rent or "rent abatement" period of at least $1,000,000 acquired or leased after the Closing Date or thereafter attaining such a value or rent threshold, as the case may be, by any Loan Party or any of its Subsidiaries (other than any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)), promptly (and, in any event, within 30 days following the date of such acquisition) (i) execute and deliver a first priority Mortgage (and obtain a mortgagee's title insurance policy) in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof (in form and substance reasonably satisfactory to the Administrative Agent), together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iv) if required by the Administrative Agent, agree to amendments to the Loan Documents to provide for such additional representations, warranties and covenants as are customarily associated with loans secured by real property.

        (c)   With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or a Securitization Subsidiary (unless such Securitization Subsidiary is a guarantor under the Senior Note Indenture or grants a lien on any of its assets to secure the obligations under the Senior Note Indenture and the Senior Notes)) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by any Loan Party or any of its Subsidiaries, promptly (and, in any event, within 15 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, the Intercreditor Agreement and an Intellectual Property Security Agreement, if applicable, and (B) to take such actions as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement and the Intellectual Property Security Agreement with respect to such new Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary Persons of Control Agreements and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, such Intellectual Property Security Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

        (d)   With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by WTI, LP, the Borrower or any of its Subsidiaries, promptly (and, in any event, within 15 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by WTI, LP, the Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates (if issued or required to be issued by such Subsidiary) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the owner thereof and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent thereon, (iii) in the event such new Subsidiary loans or advances any funds to, or borrows any funds from, a Loan Party, cause such new Subsidiary to become a party to the Subordinated Intercompany Note, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

        (e)   Notwithstanding anything to the contrary in this Section 6.9, paragraphs (a), (b), (c) and (d) of this Section 6.9 shall not apply to any Property, new Subsidiary or new Excluded Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

        (f)    With respect to any Immaterial Subsidiary (other than an Excluded Foreign Subsidiary or a Securitization Subsidiary (unless such Securitization Subsidiary is a guarantor under the Senior Note Indenture or grants a lien on any of its assets to secure the obligations under the Senior Note Indenture and the Senior Notes)) that ceases to meet the requirements therefor set forth in Sections 4.26 and 6.13 at any time after the Closing Date, promptly (and, in any event, (x) with respect to any Subsidiary that is incorporated or organized under the laws of a jurisdiction within the United States of America, within 15 days following such determination, and (y) with respect to any Subsidiary that is incorporated or organized under the laws of any other jurisdiction, within 45 days following such determination) (i) cause such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and the Intercreditor Agreement and, if applicable, execute an Intellectual Property Security Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement and any such Intellectual Property Security Agreement with respect to such Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary Persons of Control Agreements and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, such Intellectual Property Security Agreement or by law or as may be requested by the Administrative Agent, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

        6.10    Use of Proceeds.    Use the proceeds of the Loans only for the purposes specified in Section 4.16.

        6.11    ERISA Documents.    The Borrower will cause to be delivered to the Administrative Agent, promptly upon the Administrative Agent's request, any or all of the following: (i) a copy of each Plan (or, where any such Plan is not in writing, a complete description thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Borrower or any of its Subsidiaries (including any Securitization Subsidiary); (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan; (iii) for the three most recent plan years preceding the Administrative Agent's request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Borrower or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any information that has been provided to the Borrower or any Commonly Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of the Borrower or any of its Subsidiaries (or any dependents thereof) during the most recently completed fiscal year; and

(vii) documents reflecting any agreements between the PBGC and the Borrower or any Commonly Controlled Entity with respect to any Plan.

        6.12    Further Assurances.    From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto (including, without limitation, post-closing confirmatory UCC searches, and the filing of any required UCC termination statements, in each case, at the Borrower's expense. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

        6.13    Immaterial Subsidiaries.    Ensure that none of the Immaterial Subsidiaries acquires any material assets, conducts any material business or incurs any material Indebtedness or other liabilities (other than the incurrence and repayment of the Indebtedness permitted by Sections 7.2(a) and (i)). Without limiting the foregoing, (a) Consolidated EBITDA attributable to all Immaterial Subsidiaries shall not at any time, for any fiscal period, exceed 5% of Consolidated EBITDA of the Borrower and its Subsidiaries (including any Securitization Subsidiary) and (b) no Immaterial Subsidiary shall own assets with a fair market value in excess of $5,000,000.

        6.14    Post Closing Matters.    As soon as possible after the Delayed Funding Date but in no event later than March 10, 2005 (unless otherwise agreed by the Administrative Agent), the Borrower shall:

          (a)    Consents to Assignment.    Use good-faith efforts to provide the Administrative Agent (A) a Consent to Assignment with respect to the agreements listed in Part I of Schedule 6.14(a), duly executed and delivered by a duly authorized officer of Delta, (B) a Consent to Assignment with respect to the agreements listed in Part II of Schedule 6.14(a), duly executed and delivered by a duly authorized officer of each of NWA and Northwest, (C) a Consent to Assignment with respect to the agreements listed in Part III of Schedule 6.14(a), duly executed and delivered by a duly authorized officer of American; provided that the Borrower shall not be obligated to agree to any amendments to the Operating Documentation or to the payment of any fees in connection with obtaining any such Consents to Assignment; and

          (b)    Landlord Estoppels and Consents.    Use commercially reasonable efforts to provide the Administrative Agent a duly executed and delivered Landlord's Estoppel and Consent in form and substance satisfactory to the Administrative Agent, with respect to the Lease Agreement, dated as of February 7, 1990, between the Borrower and Delta.

SECTION 7. NEGATIVE COVENANTS

        WTI, LP and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing hereunder to any Lender, any Arranger or any Agent:

        7.1    Financial Condition Covenants.

        (a)    Consolidated Leverage Ratio.    The Borrower shall not permit the Consolidated Leverage Ratio of the Borrower as at the last day of any period of four consecutive fiscal quarters ending with the last day of any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
FQ2 2005	5.50:1.00
FQ3 2005	5.50:1.00
FQ4 2005	5.50:1.00
FQ1 2006	5.50:1.00
FQ2 2006	5.25:1.00
FQ3 2006	5.00:1.00
FQ4 2006	4.75:1.00
FQ1 2007	4.50:1.00
FQ2 2007	4.25:1.00
FQ3 2007	4.25:1.00
FQ4 2007	4.25:1.00
FQ1 2008	4.25:1.00
FQ2 2008	4.25:1.00
FQ3 2008	3.50:1.00
FQ4 2008	3.50:1.00
FQ1 2009	3.50:1.00
FQ2 2009	3.50:1.00
FQ3 2009	3.50:1.00
FQ4 2009	3.50:1.00
FQ1 2010	3.50:1.00

        (b)    Consolidated Interest Coverage Ratio.    The Borrower shall not permit the Consolidated Interest Coverage Ratio of the Borrower for any period of four consecutive fiscal quarters ending with last day of any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
FQ2 2005	2.25:1.00
FQ3 2005	2.25:1.00
FQ4 2005	2.25:1.00
FQ1 2006	2.25:1.00
FQ2 2006	2.25:1.00
FQ3 2006	2.25:1.00
FQ4 2006	2.25:1.00
FQ1 2007	2.50:1.00
FQ2 2007	2.50:1.00
FQ3 2007	2.50:1.00
FQ4 2007	2.50:1.00
FQ1 2008	2.50:1.00
FQ2 2008	3.00:1.00
FQ3 2008	3.00:1.00
FQ4 2008	3.00:1.00
FQ1 2009	3.00:1.00
FQ2 2009	3.00:1.00
FQ3 2009	3.00:1.00
FQ4 2009	3.00:1.00
FQ1 2010	3.00:1.00

        7.2    Limitation on Indebtedness.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

          (a)   Indebtedness of any Loan Party created under any Loan Document;

          (b)   unsecured Indebtedness of the Borrower to any Solvent Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Solvent Subsidiary; provided that such Indebtedness is evidenced by, and subject to the terms and conditions of, the Subordinated Intercompany Note and is otherwise subordinated in right of payment to the Obligations under the Loan Documents on terms and conditions satisfactory to the Administrative Agent;

          (c)   Indebtedness of the Borrower and its Subsidiaries (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) which, when added to the outstanding Capital Lease Obligations permitted by Section 7.2(d), would not exceed the sum of $35,000,000 and the aggregate amount of Capital Lease Obligations permitted by Section 7.2(d) as of the Closing Date;

          (d)   Indebtedness (other than the Indebtedness referred to in Section 7.2(f)) of the Borrower and its Subsidiaries outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

          (e)   unsecured Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

          (f)    Indebtedness of the Borrower and WS Financing created under the Senior Note Indenture in respect of the Senior Notes in an aggregate principal amount not to exceed $300,000,000 (as reduced from time to time by the amount of any repayments or prepayments thereof) and Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness and any Indebtedness refunding or refinancing such Indebtedness (provided that (i) such Indebtedness is not for a principal amount greater than the principal amount of Senior Notes outstanding at the time of such refunding or refinancing, (ii) such Indebtedness is issued on terms and conditions satisfactory to the Administrative Agent, (iii) after giving effect to the incurrence of any such Indebtedness on a pro forma basis, as if such incurrence of Indebtedness had occurred on the first day of the twelve month period ending on the last day of the Borrower's then most recently completed fiscal quarter, the Borrower and its Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.1 and the Borrower shall have delivered to the Administrative Agent a certificate of its Chief Financial Officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance, (iv) no Default or Event of Default exists and is continuing at the time of issuance thereof (both before and after giving effect thereto), (v) such Indebtedness is subject to the terms and conditions of the Intercreditor Agreement and qualifies as "Second Priority Claims" thereunder and (vi) the Liens securing such Indebtedness, if any, are subordinated to the Liens securing the Obligations to at least the same extent as the Liens securing the obligations under the Senior Notes);

          (g)   unsecured subordinated Indebtedness of the Borrower and WS Financing and the unsecured subordinated guarantee by any Subsidiary Guarantor in respect of such Indebtedness; provided that (i) the proceeds thereof are used to repay the Obligations hereunder, (ii) such Indebtedness is issued on terms and conditions satisfactory to the Administrative Agent (including subordination terms satisfactory to the Administrative Agent, a maturity date no earlier than the date which is six months after the final maturity of the Loans hereunder and no mandatory prepayments, redemptions, defeasements or sinking fund payments until the Loans hereunder are paid in full), (iii) after giving effect to the incurrence of any such Indebtedness on a pro forma basis, as if such incurrence of Indebtedness had occurred on the first day of the twelve month period ending on the last day of the Borrower's then most recently completed fiscal quarter, the Borrower and its Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.1 and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance and (iv) no Default or Event of Default exists and is continuing at the time of issuance thereof (both before and after giving effect thereto);

          (h)   unsecured Indebtedness of the Borrower consisting of the WSSO Software Agreement;

          (i)    unsecured Indebtedness of any Excluded Foreign Subsidiary in an aggregate principal amount outstanding for all Excluded Foreign Subsidiaries not to exceed at any time $5,000,000 and unsecured Guarantee Obligations of the Borrower with respect thereto;

          (j)    unsecured Indebtedness in respect of performance bonds, bid bonds, appeal and surety bonds and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, so long as the aggregate amount of deposits at any one time securing appeal bonds does not exceed $1,000,000;

          (k)   Indebtedness in an amount not to exceed $10,000,000 consisting of the guarantee provided by the Borrower for the Fulton County Bonds pursuant to the terms thereof;

          (l)    unsecured Indebtedness of the Borrower consisting of letters of credit in an aggregate principal amount not to exceed $1,000,000;

          (m)  additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all of its Subsidiaries) not to exceed $15,000,000

  (which amount shall be reduced dollar for dollar by the amount of Indebtedness incurred pursuant to Section 7.2(i)) at any one time outstanding;

          (n)   unsecured Indebtedness evidenced by the Senior Fixed Rate Notes in an aggregate principal amount not to exceed $650,000; and

          (o)   Indebtedness with respect to Standard Securitization Undertakings.

        7.3    Limitation on Liens.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

          (a)   Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Subsidiary, as the case may be, in conformity with GAAP;

          (b)   carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceeding; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Subsidiary, as the case may be, in conformity with GAAP;

          (c)   pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d)   deposits by or on behalf of the Borrower or any of its Subsidiaries to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f)    Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), including Liens securing refinanced Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g)   Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

          (h)   Liens created pursuant to the Security Documents;

          (i)    any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

          (j)    Liens (not otherwise permitted hereunder) which secure obligations permitted hereunder not exceeding $2,500,000 in the aggregate at any one time outstanding and with respect to which no foreclosure or other enforcement actions have been commenced; provided that the value of the subject property does not exceed $2,500,000 in the aggregate at any time;

          (k)   Liens on the assets of any Excluded Foreign Subsidiary or any other Subsidiary which is organized under the laws of a jurisdiction other than the United States, which secure Indebtedness permitted by Section 7.2(i);

          (l)    Liens on the Collateral securing obligations under the Senior Note Indenture and the other Senior Note Documentation and any permitted refinancing thereof; provided that such Liens are subordinated to the Liens securing the Obligations in accordance with the terms of the Intercreditor Agreement; and

          (m)  Liens in favor of a Securitization Subsidiary or its assignee or agent on Securitization Assets purported to be sold or otherwise transferred in connection with a Permitted Securitization.

        7.4    Limitation on Fundamental Changes.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

          (a)   any Solvent Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

          (b)   any Solvent Immaterial Subsidiary may be merged or consolidated with or into any other Immaterial Subsidiary (provided that if either of such Immaterial Subsidiaries is a Guarantor, the continuing or surviving corporation shall be a Guarantor);

          (c)   any Solvent Subsidiary that is not a Domestic Subsidiary may be merged or consolidated with or into any other Subsidiary that is not a Domestic Subsidiary (provided that if either of such non-Domestic Subsidiaries is a Guarantor, the continuing or surviving corporation shall be a Guarantor);

          (d)   any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;

          (e)   any Immaterial Subsidiary may dispose of all or any of its assets (upon voluntary liquidation or otherwise) to any other Immaterial Subsidiary (provided that if such Immaterial Subsidiary is a Guarantor, it shall only dispose of such assets to another Immaterial Subsidiary that is a Guarantor); and

          (f)    any Subsidiary that is not a Domestic Subsidiary may dispose of all or any of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Domestic Subsidiary (provided that if such non-Domestic Subsidiary is a Guarantor, it shall only dispose of such assets to another non-Domestic Subsidiary that is a Guarantor).

        7.5    Limitation on Disposition of Property.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of WTI, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

          (a)   the Disposition of obsolete or worn out property in the ordinary course of business;

          (b)   Dispositions permitted by Sections 7.4(d), 7.4(e) and 7.4(f);

          (c)   the sale or issuance of (i) any Subsidiary's Capital Stock (other than Disqualified Stock) to the Borrower or any Subsidiary Guarantor, (ii) the Borrower's Capital Stock (other than Disqualified Stock) to WTI or LP or (iii) LP's Capital Stock (other than Disqualified Stock) to WTI;

          (d)   the Disposition by the Borrower or any of its Subsidiaries of other assets (except the Fulton County Bonds) having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower;

          (e)   any Recovery Event, provided, that the requirements of Section 2.12(b) are complied with in connection therewith;

          (f)    the license (or sublicense) of Intellectual Property in the ordinary course of business, consistent with past practice;

          (g)   Dispositions of equipment in exchange for upgraded equipment of reasonably equivalent or greater value in the ordinary course of business; and

          (h)   Dispositions of Securitization Assets to one or more Securitization Subsidiaries in connection with a Permitted Securitization.

        7.6    Limitation on Restricted Payments.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, declare or pay any dividend (other than dividends payable solely in common stock (excluding Disqualified Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating the Borrower or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, "Restricted Payments"), except that:

          (a)   any Subsidiary may declare and pay dividends to the Borrower or any Subsidiary Guarantor;

          (b)   so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make distributions to WTI and LP to permit WTI to purchase WTI's common stock or common stock options from present or former officers or employees of WTI, LP, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause subsequent to the date hereof (net of any proceeds received by WTI and contributed to the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,000,000 in any 12-month period;

          (c)   the Borrower may make distributions to WTI and LP (i) to permit WTI to pay corporate overhead and any other out-of-pocket expenses payable to non-affiliated third parties and the Sponsors incurred in the ordinary course of business not to exceed $2,500,000 in any fiscal year and (ii) so long as the Borrower is treated for income tax purposes as a disregarded entity or a partnership, in an amount not to exceed the Tax Amount for any period;

          (d)   the Borrower may make cash distributions to WTI and LP to permit WTI to pay cash interest then due and payable on the WTI Notes in an aggregate amount not to exceed 12% per annum on the WTI Notes issued on the date hereof, plus interest at the same rate on any additional WTI Notes issued to pay interest thereon in excess of 12% pursuant to the terms of the WTI Notes Documentation, so long as on the date of such payment (i) no Default or Event of Default shall have occurred and be continuing (both before and after giving effect to such payment), (ii) if calculated on such date, the Borrower would be in pro forma compliance with the financial covenants set forth in Section 7.1, (iii) the Borrower would be permitted to make such payment under the limitation on restricted payments in the Senior Note Indenture as in effect on the date hereof and (iv) in each case, such cash payments are used within 30 days of such payment to make interest payments on such WTI Notes;

          (e)   the Borrower may make cash distributions to WTI and LP to permit WTI to make the WTI Preferred Stock Redemption, not to exceed $376,900,000 in the aggregate, on or prior to the 90th day following the Delayed Funding Date;

          (f)    the Borrower may make cash distributions, not to exceed $9,100,000 in the aggregate, to WTI and LP to permit WTI to refinance the Old WTI Notes on or prior to February 28, 2005; and

          (g)   the Borrower may make cash distributions to WTI and LP to permit WTI to make the Sponsor Payments on or prior to December 31, 2005.

        7.7    Limitation on Capital Expenditures.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $50,000,000 in each of fiscal years 2005, 2006 and 2007 and $70,000,000 in each of fiscal years 2008, 2009 and 2010; provided that (i) up to 100% of the amount specified above for any fiscal year, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year only and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts originally permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

        7.8    Limitation on Investments.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

          (a)   extensions of trade credit in the ordinary course of business;

          (b)   Investments in Cash Equivalents;

          (c)   Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

          (d)   loans and advances to employees of WTI, LP, the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding;

          (e)   Investments in assets useful in the Borrower's or the applicable Subsidiary's business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

          (f)    Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor that is organized under the laws of any state of the United States;

          (g)   Investments in Excluded Foreign Subsidiaries arising in connection with the incurrence of Indebtedness permitted by Section 7.2(i);

          (h)   in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $15,000,000 during the term of this Agreement; and

          (i)    any Investment in a Securitization Subsidiary made in connection with a Permitted Securitization.

        7.9    Limitation on Optional Payments and Modifications of Indebtedness.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, (a) make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating any Loan Party or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of such Indebtedness, other than the prepayment of Indebtedness incurred hereunder; provided that (i) the Borrower may refinance the Senior Notes as permitted under Section 7.2(f) and (ii) the Borrower may repurchase or redeem the Senior Fixed Rate Notes, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms (including, without limitation, the subordination terms) of any Indebtedness (excluding the Indebtedness incurred under this Agreement or in connection with any refinancing permitted under clause (a) if not otherwise prohibited by Section 7.2) (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon and (ii) does not involve the payment of a consent fee), (c) amend or permit the amendment of its Governing Documents in any manner determined by the Administrative Agent to be adverse to the Lenders or (d) in connection with the exercise of any right or remedy, as a secured creditor, with respect to any Collateral (as defined in the Intercreditor Agreement) by the Trustee (as defined in the Intercreditor Agreement) or any holders of Second Priority Claims (as defined in the Intercreditor Agreement), transfer, deliver or pay, as applicable, to the Trustee or any such holder of Second Priority Claims any Collateral or any proceeds of Collateral in contravention of the Intercreditor Agreement.

        7.10    Limitation on Transactions with Affiliates.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) not otherwise prohibited under this Agreement, (b) in the ordinary course of business of the Borrower or such

Subsidiary, as the case may be or otherwise expressly permitted under this Agreement (including, without limitation, a Permitted Securitization), and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing, the Borrower may pay to WTI, LP or the Sponsors the out-of-pocket expenses permitted to be paid under Section 7.6(c)(i).

        7.11    Limitation on Sales and Leasebacks.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of Property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Borrower or such Subsidiary; provided, however, that the Borrower or any of its Subsidiaries may enter into any such arrangement to the extent that the Disposition of such Property would not qualify as an "Asset Sale" hereunder.

        7.12    Limitation on Changes in Fiscal Periods.    Each of WTI, LP and the Borrower shall not permit the fiscal year of any Loan Party or any of its Subsidiaries to end on a day other than December 31 or change any Loan Party's or any of its Subsidiaries' method of determining fiscal quarters.

        7.13    Limitation on Negative Pledge Clauses.    Each of WTI, LP and the Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby, including the permitted refinancing thereof (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) the Senior Note Indenture and the agreements governing any permitted refinancing thereof and (d) agreements governing any Indebtedness permitted under Section 7.2(g) solely to the extent such agreements contain such prohibitions and limitations substantially equivalent to the corresponding provisions in the Senior Note Indenture.

        7.14    Limitation on Restrictions on Subsidiary Distributions, etc.    Each of WTI, LP and the Borrower shall not, and shall not permit any of the Borrower's Subsidiaries (including any Securitization Subsidiary) to, directly or indirectly, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the Borrower or any of its Subsidiaries, including any Securitization Subsidiary (or, in the case of clause (a) only, any Subsidiary of the Borrower) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions under the Senior Note Indenture (or the agreements governing any permitted refinancing thereof) or any agreements governing Indebtedness permitted under Section 7.2(g) solely to the extent such agreements contain such encumbrances or restrictions substantially equivalent to the corresponding provisions in the Senior Note Indenture, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iv) any restrictions with respect to a Securitization Subsidiary which arise upon a default or event of default under Indebtedness of such Securitization Subsidiary.

        7.15    Limitation on Lines of Business.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

        7.16    Limitation on Amendments to Operating Documentation.    Each of WTI, LP and the Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, amend, supplement, replace or otherwise modify (whether pursuant to a waiver granted by or to such Person or otherwise) or fail to enforce strictly the terms and conditions of the Operating Documentation except to the extent that any such amendment, supplement, modification or failure to enforce could not reasonably be expected to materially adversely affect the interests of any Arranger, any Agent or Lender; provided that the Borrower may enter into an amendment of the Northwest FASA substantially the same as the Delta FASA Amendment with omission of the provisions relating to the Greek tax liability and, provided that, (i) the discount rate inherent in the termination payment amounts set forth in such amendment to the Northwest FASA may vary from the discount rate inherent in the termination payment amounts set forth in the Delta FASA Amendment, (ii) such amendment may contain a requirement to make such termination payment amounts upon the occurrence of an initial public offering by WTI or its Subsidiaries and (iii) the terms and conditions of such amendment shall be reasonably satisfactory to the Administrative Agent (such amendment when effective, the "Northwest FASA Amendment").

        7.17    Limitation on Activities of WTI and LP.    Each of WTI and LP shall not, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of LP and the Borrower or the issuance of its Capital Stock (provided that no such issuance shall result in a Change of Control), (ii) to consummate the WTI Preferred Stock Redemption on or prior to the 90th day following the Delayed Funding Date and (iii) to make the Sponsor Payments on or prior to December 31, 2005, (b) incur, create, assume or suffer to exist any liabilities, Liens or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party, (iii) pursuant to the guarantee of the Borrower's obligations under the FASAs, (iv) obligations with respect to its Capital Stock and (v) unsecured Indebtedness of WTI; provided that the issuance of the WTI Notes shall be in an aggregate principal amount no greater than $43,700,000 and on terms and conditions consistent with those set forth on Schedule 5.3(b)(i) and otherwise reasonably satisfactory to the Administrative Agent; and provided further that WTI may only redeem or repurchase the WTI Notes with the Net Cash Proceeds received by WTI in connection with an issuance of its common equity interests with gross proceeds equal to or greater than $200,000,000 or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of LP and the Borrower.

        7.18    Limitation on Hedge Agreements.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, enter into any Hedge Agreement other than (i) Specified Hedge Agreements or (ii) other Hedge Agreements pursuant to which the obligations of the Borrower or such Subsidiary, as applicable, are unsecured, in each case entered into in the ordinary course of business and not for speculative purposes.

        7.19    Partnerships and Joint Ventures.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, become a general or limited partner in a partnership or a joint venturer in any joint venture, other than (i) any partnership which is a Wholly Owned Subsidiary Guarantor or (ii) any joint venture permitted by Section 7.8, provided that the Indebtedness of such joint venture is Non-Recourse Indebtedness.

        7.20    Subordination Agreements.    The Borrower shall not, and each of WTI, LP and the Borrower shall not permit any of the Borrower's Subsidiaries to, directly or indirectly, take any action that would cause a violation of, or conflict with, the terms of the Delta Subordination Agreement or the Northwest Subordination Agreement.

SECTION 8. EVENTS OF DEFAULT

        If any of the following events shall occur and be continuing:

          (a)   The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation; or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b)   Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c)   (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to WTI, LP and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5 of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

          (d)   Any Loan Party shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e)   Any Loan Party or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (except defaults due to good faith disputes in observance or performance of agreements in Capital Lease Obligations or the WSSO Software Agreement so long as such defaults do not result in the acceleration of any of the obligations thereunder), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

          (f)    (i) Any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary but including any Securitization Subsidiary) shall commence any case, proceeding or other action

  (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary but including any Securitization Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary but including any Securitization Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary but including any Securitization Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary but including any Securitization Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary but including any Securitization Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g)   (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower payments pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees (or their dependents) ("Retiree Welfare Payments") that, in the aggregate, exceed by a material amount the amount of such Retiree Welfare Payments made by the Borrower, its Subsidiaries and its Commonly Controlled Entities during the fiscal year ending December 31, 2002, (vii) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower contributions to any defined benefit pension plan subject to Title IV of ERISA (including any Multiemployer Plan) ("Title IV Plan Contributions") that, in the aggregate, exceed by a material amount the amount of such Title IV Plan Contributions made by the Borrower, its Subsidiaries and its Commonly Controlled Entities for the fiscal year ending December 31, 2002 or (viii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h)   One or more judgments or decrees shall be entered against WTI, LP, the Borrower or any of its Subsidiaries involving for WTI, LP, the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i)    Any of the Security Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien securing the Obligations created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (including at all times senior to the Liens securing the Senior Notes); or

          (j)    The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k)   Any Loan Party or any Affiliate of any Loan Party shall assert that any provision of any Loan Document is not in full force and effect; or

          (l)    (i) The Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of WTI (determined on a fully diluted basis) at any time prior to an initial public offering with respect to WTI; (ii) each of the Sponsors and their Control Investment Affiliates shall cease to own of record and beneficially an amount of common stock of WTI equal to 25% of the then outstanding common stock of WTI; (iii) at any time after an initial public offering with respect to WTI, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a greater percentage of the outstanding common stock of WTI than the percentage of the outstanding common stock of WTI then "beneficially owned" by the Sponsors and their Control Investment Affiliates; (iv) the board of directors of WTI shall cease to consist of a majority of Continuing Directors of WTI; (v) WTI shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement and the Senior Note Documentation); or (vi) a Specified Change of Control shall occur; or

          (m)  (i) the WTI Notes or the FASA Credits shall cease, for any reason, to be validly subordinated to the Obligations, as provided in the WTI Note Documentation or the Subordination Agreement, as applicable or (ii) Delta or Northwest have terminated either of their respective FASA Agreements (other than a termination pursuant to Section 7.1 thereof);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Loan Party, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; (ii) with the consent of the Majority Term Loan Lenders, the Administrative Agent may, or upon the request of the Majority Term Loan Lenders, the Administrative Agent shall, by notice to the Borrower declare the Term Loan Commitments to be terminated forthwith, whereupon the Term Loan Commitments shall immediately terminate; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents, including, without limitation, the Guarantee and Collateral Agreement and the Mortgages, or otherwise available under applicable law or otherwise. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Loan Parties (or such other Person as may be lawfully entitled thereto).

SECTION 9. THE AGENTS; THE ARRANGERS

        9.1    Appointment.    Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

        9.2    Delegation of Duties.    Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

        9.3    Exculpatory Provisions.    Neither any Arranger, nor any Agent nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person's own gross negligence or willful misconduct in breach of a duty owed to the party asserting liability) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers or the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

        9.4    Reliance by Agents.    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to WTI or the other Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the requisite Lenders required under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or the requisite Lenders under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and Letters of Credit.

        9.5    Notice of Default.    No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, WTI, LP or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the requisite Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        9.6    Non-Reliance on Agents and Other Lenders.    Each Lender expressly acknowledges that neither the Arrangers, the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Arranger or any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Arranger or any Agent to any Lender. Each Lender represents to the Arrangers and the Agents that it has, independently and without reliance upon any Arranger or any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans (and in the case of the Issuing Lender, its Letters of Credit) hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Arranger or any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither any Arranger nor any Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Arranger or such Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

        9.7    Indemnification.    The Lenders agree to indemnify each Arranger and each Agent in its capacity as such (to the extent not reimbursed by WTI, LP or the Borrower and without limiting the obligation of WTI, LP or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Arranger or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, the Transaction Documentation or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Arranger or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from such Arranger's or such Agent's gross negligence or willful misconduct in breach of a duty owed to such Lender. The agreements in this Section 9.7 shall survive the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

        9.8    Arrangers and Agents in Their Individual Capacities.    Each Arranger and each Agent and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Arranger was not an Arranger and such Agent was not an

Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Arranger and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger or an Agent, as the case may be, and the terms "Lender" and "Lenders" shall include each Arranger and each Agent in their respective individual capacities.

        9.9    Successor Agents.    The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or Letters of Credit. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent or the Documentation Agents may, at any time, by notice to the Lenders and the Administrative Agent, resign as an Agent hereunder, whereupon the duties, rights, obligations and responsibilities of such Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by such Arranger, such Agent, the Administrative Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

        9.10    Authorization to Release Liens.    The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.

        9.11    The Arrangers; the Syndication Agent; the Documentation Agents.    The Arrangers, the Syndication Agent and the Documentation Agents, in their respective capacities as advisors, book-runners, arrangers or agents, as applicable, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

        9.12    Withholding Tax.    (a)    To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.20(f) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding tax.

        (b)   If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

        (c)   If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.20(f) and 9.12.

SECTION 10. MISCELLANEOUS

        10.1    Amendments and Waivers.    Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender or modify the definition of Interest Period in such a way as to permit a period in excess of six months, in each case without the consent of each Lender directly affected thereby; (ii) extend the scheduled date of any amortization payment in respect of any Term Loan without the consent of the holders of more than 80% of the aggregate unpaid principal amount of the Term Loans, (iii) amend, modify or waive any provision of this Section or Section 10.7 or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders; (v) amend, modify or waive any condition precedent to the extension of credit on the Delayed Funding Date set forth in Section 5.2 and 5.3 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Term Loan Lenders; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 or any other provision affecting the rights, duties and obligations of any Arranger or any Agent without the consent of any Arranger or any Agent directly affected thereby; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender; (ix) amend, modify or waive any provision of Section 2.18 without the consent of each Lender directly affected thereby; (x) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender or (xi) amend, modify or waive any provision of Section 10.6 to further restrict assignments thereunder without the consent of all Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents, the Arrangers and all future holders of the Loans and Letters of Credit. In the case of any waiver, the

Loan Parties, the Lenders, the Arrangers and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, WTI, LP and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Revolving Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Term Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders or otherwise to share ratably with or with preference to the Revolving Extensions of Credit without the consent of the Majority Revolving Facility Lenders and the aggregate amount of all such Additional Extensions of Credit shall not exceed $100,000,000.

        10.2    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of WTI, the Borrower, the Arrangers and the Agents, as follows and (b) in the case of the Lenders, as set forth on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

WTI, LP and the Borrower:	Worldspan, L.P. 300 Galleria Parkway, N.W. Atlanta, Georgia 30339 Attention: Chief Financial Officer Telecopy: (770) 563-7020 Telephone: (770) 563-6710
with a copy to:	Dechert LLP 400 Bell Atlantic Tower 1717 Arch Street Philadelphia, Pennsylvania 19103 Attention: Gary Green Telecopy: (215) 994-2222 Telephone: (215) 994-2656
The Administrative Agent:	JPMorgan Chase Bank, N.A. Loan and Agency Services 1111 Fannin Street, 10th Floor Houston, Texas 77002 Attention: Clifford Trapani Telecopy: (713) 750-2938 Telephone: (713) 750-7909

with a copy to:	JPMorgan Chase Bank, N.A. Corporate Banking 270 Park Avenue, 15th Floor New York, New York 10017 Attention: Stephen R. Simon Telecopy: (212) 270-4016 Telephone: (212) 270-5429
and:	Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, New York 10022 Attention: Christopher R. Plaut Telecopy: (212) 751-4864 Telephone: (212) 906-1200
Issuing Lender:	As notified by the Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon any Agent or any Lender shall not be effective until received and provided further that any notices or deliveries required to be given to all the Lenders hereunder may be effected by delivery of notice to the Administrative Agent as provided above, followed by a distribution of such notice by the Administrative Agent to the Lenders through IntraLinks (or any similar electronic system customarily used by financial institutions), to the extent such system is being used by the Administrative Agent, it being understood that the Administrative Agent shall bear no responsibility for any failure of any Lender to receive any such notice or delivery and the Borrower shall remain responsible therefor.

        10.3    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of any Arranger, any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender of the Issuing Lender may have had notice or knowledge of such Default at the time.

        10.4    Survival of Representations and Warranties.    All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

        10.5    Payment of Expenses.    The Borrower agrees (a) to pay or reimburse the Arrangers and the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of IntraLinks, (b) to pay or reimburse each Lender, the Arrangers and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement (including the administration costs associated with such enforcement or preservation), the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender to the Arrangers and the Administrative Agent and the charges of IntraLinks; provided that if no Default or Event of Default exists, such reimbursement for legal fees shall be limited to the fees and disbursements of one primary counsel plus the fees and disbursements of any local and specialist counsel engaged by the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Arranger, each Agent, their respective affiliates, and their respective officers, directors, partners, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents, attorneys-in-fact and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit, any transactions contemplated thereby, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the gross negligence or willful misconduct of such Indemnitee in breach of a duty owed to the Borrower. Without limiting the foregoing, and to the extent permitted by applicable law, (i) WTI agrees not to assert and to cause its Subsidiaries (including any Securitization Subsidiaries) not to assert, and hereby waives and agrees to cause its Subsidiaries (including any Securitization Subsidiaries) so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee and (ii) no Loan Party shall assert, and each of WTI, LP and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or transaction contemplated hereby or thereby. All amounts due under this Section shall be payable not later than five days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower in accordance with Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and Letters of Credit and all other amounts payable hereunder.

        10.6    Successors and Assigns; Participations and Assignments.    (a)    This Agreement shall be binding upon and inure to the benefit of WTI, LP, the Borrower, the Lenders, the Arrangers, the Agents, all future holders of the Loans and Letters of Credit and their respective successors and assigns, except that none of WTI, LP or the Borrower may assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Arrangers, the Agents and each Lender.

        (b)   Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Arrangers and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

        (c)   Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided the consent of the Borrower need not be obtained with respect to any assignment of Term Loans and no such consent need be obtained if the Assignee (as defined below) is a Lender, any affiliate thereof or Affiliated Fund of the assigning Lender or of another Lender, except that the written consent of the Issuing Lender shall be required for any assignment of Revolving Credit Commitments), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate or Affiliated Fund of any Lender) shall be in an aggregate principal amount of less than $1.0 million (in the case of Term Loans) and $2.5 million (with respect to all other Loans and Commitments) (other than in the case of an assignment of all of a Lender's interests under this Agreement), and, after giving effect thereto, the Assignor shall have Loans and Commitments in an aggregate principal amount of not less than $1.0 million (in the case of Term Loans) and $2.5 million (with respect to all other Loans and Commitments), in each case unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities; provided that any such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments under a Facility. Upon such execution, delivery, acceptance and, in the case of assignments requiring consent of the Administrative Agent, recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

        (d)   The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register or, with respect to assignments by a Lender to any affiliate thereof or any Approved Fund, upon receipt of such fully executed assignment by the Administrative Agent (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked "canceled". The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.

        (e)   Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate of a Lender or an Affiliated Fund), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to such Assignee or its registered assigns in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and

Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the Assignor or its registered assigns in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

        (f)    For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

        10.7    Adjustments; Set-off.    (a)    Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender or any affiliate thereof (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender (including any affiliate thereof), if any, in respect of such other Lender's Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (b)   In addition to any rights and remedies of the Lenders provided by law, each Lender and their affiliates shall have the right, without prior notice to WTI, LP or the Borrower, any such notice being expressly waived by WTI, LP and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by WTI, LP or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of WTI, LP or the Borrower, as the case may be. Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender (or its affiliate), provided that the failure to give such notice shall not affect the validity of such setoff and application.

        10.8    Certain Undertakings with Respect to Securitization Subsidiaries.

        (a)   Each of the Lenders, the Agents and the Arrangers agrees that, prior to the date that is one year and one day after the payment in full of all obligations of a Securitization Subsidiary in connection with and under a Securitization, (i) the Secured Parties shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the capital stock of any Securitization Subsidiary or any other instrument evidencing any Seller's Retained Interest in the name of a Secured Party or any designee or nominee thereof, (C) foreclose such security interest regardless of the bankruptcy or insolvency of the Borrower or any of its Subsidiaries, (D) exercise any voting rights granted or appurtenant to such capital stock of any Securitization Subsidiary or any other instrument evidencing any Seller's Retained Interest or (E) enforce any right that the holder of any such capital stock of any Securitization Subsidiary or any other instrument evidencing any Seller's Retained Interest might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Securitization Subsidiary and (ii) the Secured Parties hereby waive and release any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into the Borrower or any of its Subsidiaries, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded. Each of the Lenders, the Agents and the Arrangers agrees and acknowledges that the agent acting on behalf of the holders of securitization indebtedness of the Securitization Subsidiary is an express third party beneficiary with respect to this Section 10.8 and such agent shall have the right to enforce compliance by the Secured Parties, the Lenders, the Agents, and the Arrangers with this Section.

        (b)   Upon the transfer or purported transfer by the Borrower or any of its Subsidiaries of Securitization Assets to a Securitization Subsidiary in a Securitization, any Liens with respect to such Securitization Assets arising under this Agreement or any Security Documents shall automatically be released (and the Administrative Agent is hereby authorized to execute and enter into any releases with respect to such Securitization Assets and other documents as the Borrower may reasonably request in order to give effect thereto).

        10.9    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

        10.10    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.11    Integration.    This Agreement and the other Loan Documents represent the agreement of WTI, LP, the Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Arrangers, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. For the avoidance of doubt, the Fee Letter and the rights and obligations of the parties thereunder shall survive the execution, delivery and effectiveness of this Agreement.

        10.12    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        10.13    Submission To Jurisdiction; Waivers.    Each of WTI, LP and the Borrower hereby irrevocably and unconditionally:

          (a)   submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to WTI, LP or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

        10.14    Suretyship Waivers.    Each of WTI, LP and the Borrower hereby waives any and all defenses applicable or available to guarantors or sureties whether arising as a result of the joint and several nature of the obligations of WTI, LP and the Borrower hereunder or otherwise. Without limiting the generality of the foregoing, the waivers of the Guarantors (as defined in the Guarantee and Collateral Agreement) set forth in Section 2.5 of the Guarantee and Collateral Agreement are hereby incorporated herein by this reference mutatis mutandis and such waivers shall be deemed to be made by WTI, LP and the Borrower hereunder as if such waivers had been expressly set forth herein.

        10.15    Acknowledgments.    Each of WTI, LP and the Borrower hereby acknowledges that:

          (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b)   neither any Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to WTI, LP or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and Lenders, on one hand, and WTI, LP and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among WTI, LP, the Borrower and the Lenders.

        10.16    Confidentiality.    Each of the Arrangers, the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Arranger, any Agent or any Lender from disclosing any such information (a) to any Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section (or executes a confidentiality agreement with confidentiality terms that are substantially similar to the terms of this Section), (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority or self-regulatory body having or claiming to have jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

        10.17    Release of Collateral and Guarantee Obligations.    (a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

        (b)   Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements.

        10.18    Accounting Changes.    In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then WTI, LP, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating WTI's, LP's and the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by WTI, LP, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

        10.19    Delivery of Lender Addenda.    Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender and the Administrative Agent.

        10.20    Construction.    Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        10.21    WAIVERS OF JURY TRIAL.    WTI, LP, THE BORROWER, THE ARRANGERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        10.22    JPMorgan Chase Bank, N.A. Direct Website Communications.

        (a)    Delivery.    (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the "Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 10.22 shall prejudice the right of the Agents or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

         (ii)  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender's e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address. Upon written request by any Lender, the Administrative Agent shall also send printed copies of any such Communications to such Lender to the address specified in such request; provided that any failure to deliver such printed copies shall not affect the validity of any notice given as provided above.

        (b)    Posting.    Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the "Platform").

        (c)    Platform.    The Platform is provided "as is" and "as available." The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, "Agent Parties") have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or the Administrative Agent's transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party's gross negligence or willful misconduct.

        10.23    USA PATRIOT Act.

        Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WORLDSPAN TECHNOLOGIES INC.
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	General Counsel, Secretary and Senior Vice President Human Resources
WS HOLDINGS LLC
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	General Counsel, Secretary and Senior Vice President Human Resources
WORLDSPAN, L.P.
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	General Counsel, Secretary and Senior Vice President Human Resources

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ JOHN C. RIORDAN
	Name:	John C. Riordan
	Title:	Vice President
J.P. MORGAN SECURITIES INC., as Joint Advisor, Joint Lead Arranger and Joint Book-Runner
By:	/s/ THOMAS M. BERGEN
	Name:	Thomas M. Bergen
	Title:	Vice President
UBS SECURITIES LLC, as Syndication Agent, Joint Advisor, Joint Lead Arranger and Joint Book-Runner
By:	/s/ AMANDA J. MONTGOMERY
	Name:	Amanda J. Montgomery
	Title:	Managing Director
By:	/s/ JAMES P. BOLAND
	Name:	James P. Boland
	Title:	Executive Director
LEHMAN BROTHERS INC. as Joint Lead Arranger and Joint Book-Runner
By:	/s/ CRAIG MALLOY
	Name:	Craig Malloy
	Title:	Vice President

LEHMAN COMMERCIAL PAPER INC., as Documentation Agent
By:	/s/ CRAIG MALLOY
	Name:	Craig Malloy
	Title:	Authorized Signatory
DEUTSCHE BANK SECURITIES INC., as Documentation Agent and Joint Lead Arranger
By:	/s/ MARTINA KLESSEN
	Name:	Martina Klessen
	Title:	MD
By:	/s/ CHARLES W. LOCKEYER
	Name:	Charles W. Lockeyer
	Title:	MD
GOLDMAN SACHS CREDIT PARTNERS L.P., as Documentation Agent and Joint Lead Arranger
By:	/s/ WILLIAM W. ARCHER
	Name:	William W. Archer
	Title:	Managing Director